UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 3 )

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMOND INFORMATION INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation or organization)

5094
(Primary Standard Industrial Classification Code Number)

22-2935867
(I.R.S. Employer Identification Number)

12 Daniel Road East
Fairfield, New Jersey 07004
(973) 227-3230
 (Address, including zip code, and telephone number,
Including area code, of registrant’s principal executive offices)

Berge Abajian, President
DIAMOND INFORMATION INSTITUTE, INC.
12 Daniel Road East
Fairfield, New Jersey 07004
(973) 227-3230
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Communications to:
Stoecklein Law Group
4695 MacArthur Court
11th Floor
Newport Beach, CA 92660
(949) 798-5541
Fax (949) 258-5112

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                           ☐                                                      Accelerated filer                                ☐

Non-accelerated filer                                           ☐                                                       Smaller reporting company ☒
Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	1,818,100	$1.00	$1,818,100	$55.82

TOTAL	1,818,100		$1,818,100	$55.82

(1)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Dated _________, 2008

PROSPECTUS

DIAMOND INFORMAITON INSTITUTE, INC.
1,243,100 Shares of Common Stock
575,000 Shares issuable upon exercise of warrants

We have prepared this prospectus to allow certain of our current shareholders to sell up to 1,243,100 shares of our common stock of Diamond Information Institute, Inc.  We are not selling any shares of common stock under this prospectus.  This prospectus relates to the disposition by the selling security holders or their transferees, of up to 1,243,100 shares of our common stock outstanding and 575,000 shares of our common stock issuable upon the exercise of warrants held by the selling security holders.  We will not receive proceeds from any sales of the shares by the current shareholders; however, we may receive proceeds of up to $862,500 from the exercise of the warrants.  All costs associated with the registration statement of which this prospectus is a part, will be borne by the Company.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission.  The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $1.00 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange.

For a description of the plan of distribution of the shares, please see page 14 of this prospectus.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.  Currently no public market exists for the common stock of Diamond.  We can provide no assurance that a public market for our securities will develop and ownership of our securities is likely to be an illiquid investment for the foreseeable future.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in Diamond Information Institute, Inc. and these securities before you make your investment decision.
________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
________________________

THE DATE OF THIS PROSPECTUS IS __________, 2008.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 4.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission.  The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $1.00 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange.

Diamond Information Institute, Inc.

Diamond Information Institute, Inc. is a New Jersey corporation organized in October of 1988 that has been engaged in the design and manufacture of upscale jewelry since 1995 through its tradename of its “Bergio” line.  Additionally, in 2002, Diamond launched the “Bergio Bridal Collection”.  Diamond sells its jewelry to approximately 150 independent jewelry stores across the United States.

We are a design and manufacturing company of upscale jewelry. Our primary business objective is to create value in the company through our existing jewelry lines and in the future to expand the business by acquiring independent design manufactures located in the United States and foreign countries.

Diamond considers itself to be a trendsetter in the jewelry manufacturing business.  As a result, Diamond comes out with a variety of products throughout the year that it believes have commercial potential to meet what it feels are new trends within the industry.  The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, colored stones, in 18K gold, platinum, and palladium.  Prices range from $400 to $200,000.

Our principal executive office address and phone number is:

DIAMOND INFORMATION INSTITUTE, INC.
12 Daniel Road East
Fairfield, New Jersey 07004
(973) 227-3230

Summary of the Offering

Shares offered by the selling security holders…	1,818,100 shares of common stock, $0.001 par value per share, which include:
- 1,243,100 shares of common stock owned by selling security holders;
- 575,000 shares of common stock that may be issued upon exercise of warrants.

Offering price…	Determined at the time of sale by the selling security holders.

Total shares of common stock outstanding as of May 13, 2008…	11, 443,100

Number of shares of common stock outstanding after offering assuming the issuance of 575,000 shares of common stock that may be issued upon exercise of warrants held by the selling security holders (1)	12,018,100

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees…

We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.  The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $1.00 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange.

We may receive proceeds of up to $862,500 upon the exercise of the warrant registered herein.  We intend to use the proceeds, if any for working capital purposes.

Trading market. . .	None presently, although following an effective registration we anticipate submitting an application to a market maker for inclusion of our common stock on the OTC Bulletin Board.

Risk Factors
The ownership of our common stock involves a high degree of risk.  We urge you to review carefully and consider all information contained in this prospectus, particularly the items set forth under “Risk Factors” beginning on page 4.

(1) We cannot assure you that the warrants will be exercised by the selling security holders.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Three Months Ended March 31, (Unaudited)		Year Ended December 31, (Audited)
	2008	2007	2007	2006
		[Restated]		[Restated]
Revenue
Sales	$280,164	$29,710	$1,296,585	$1,974,008
Cost of Sales	135,113	19,203	1,226,561	1,063,641
Gross Profit	145,051	10,507	70,024	910,367

Expenses:
Selling expenses	63,024	121,231	392,793	442,061
General and Administrative expenses	471,688	185,426	1,095,549	316,493
Total operating expenses	534,712	306,657	1,488,342	758,554

(Loss) Income from operations	(389,661)	(296,150)	(1,418,318)	151,813

Other (expense) – net:	(32,606)	(19,685)	(85,304)	(54,619)
(Loss) Income before income tax (benefit) provision	(422,267)	(315,835)	(1,503,622)	97,194
Income tax provision (benefit)	(61,548)	(103,925)	(331,642)	34,953

Net (loss) income	$(360,719)	$(211,910)	$(1,171,980)	$62,241

Net (loss) per share – basic and diluted	$(0.02)	$(0.01)	$(0.07)	$--

Weighted average common shares outstanding	15,154,721	17,250,000	17,790,890	17,250,000

Balance Sheet Data:	As of March 31, 2008 (unaudited)	As of December 31, (audited)
		2007	2006
			[Restated]

Total Assets	$2,110,685	$2,302,704	$2,749,524
Total Liabilities	$1,686,744	$1,866,301	$1,951,834
Stockholders’ Equity	$423,941	$436,403	$797,690

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the following risks, together with all other information included in this prospectus.  Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing herein.  If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially.  As a result, the trading price of our stock, if a trading market develops, may decline and you could lose all or part of your investment.  As of the date of this prospectus, our management is aware of the following material risks.

Risk Factors Associated with Diamond Information Institute’s Business and Marketplace

Diamond will need additional capital in the future to finance its operations or any future acquisitions, which it may not be able to raise or it may only be available on terms unfavorable to current non-affiliate shareholders.  This may result in Diamond’s inability to fund its working capital requirements and ultimately harm its operational results.

Diamond has and expects to continue to have substantial capital expenditure and working capital needs.  As of December 31, 2007 and 2006, Diamond had sales of $1,296,585 and $1,974,008, respectively and net loss of $1,171,980 and net income $62,241, respectively.  While management believes that its financial policies have been prudent, the Company is reliant on future potential equity raises to expand its current business and assist in any future acquisitions, if and when those opportunities occur.

There can be no assurance that Diamond will be successful in continuing to meet its cash requirements from existing operations, or in raising a sufficient amount of additional capital in future finance offerings.  Additional financing might not be available on terms favorable to Diamond, or at all. If adequate funds were not available or were not available on acceptable terms, Diamond’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its business or otherwise respond to competitive pressures would be significantly limited.

Diamond is highly dependent on its key executive officers for the success of its business plan and may be dependent on the efforts and relationships of the principals of future acquisitions and mergers.  If any of these individuals become unable to continue in their role, the company’s business could be adversely affected.

Diamond believes its success will depend, to a significant extent, on the efforts and abilities of Berge Abajian, its CEO.  If Diamond lost Mr. Abajian, it would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of its business plan and the diversion of limited working capital. Diamond can give you no assurance that it could find a satisfactory replacement for Mr. Abajian at all, or on terms that are not unduly expensive or burdensome.

If Diamond grows and implements its business plan, it will need to add managerial talent to support its business plan.  There is no guarantee that Diamond will be successful in adding such managerial talent.  These professionals are regularly recruited by other companies and may choose to change companies.  Given Diamond’s relatively small size compared to some of its competitors, the performance of its business may be more adversely affected than its competitors would be if Diamond loses well-performing employees and are unable to attract new ones.

Diamond has minimal operating profits and lack of operating history, which raises substantial doubt as to its ability to successfully develop profitable business operations.

Diamond has had only minimal operating profits since its inception in October 1988.  For the year ended December 31, 2007, Diamond had a gross profit of $70,024, which included an inventory write-down of $284,000.  Its primary asset consists of jewelry inventory, which serves as collateral for Company loans.  As a result, Diamond’s operations will likely incur losses in the future.  There is no assurance that Diamond’s operations will be successful or that it will be profitable in the future.  The Company has expended substantial resources to develop and implement its business strategy but there can be no assurance that it will be successful in generating and sustaining revenues with any profitability in the near future.

We may acquire assets or other businesses in the future.

We may consider acquisitions of assets or other business. Any acquisition involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

•	The acquired assets or business may not achieve expected results;
•	We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;
•	We may not be able to retain key personnel of an acquired business;
•	Our management’s attention may be diverted; or
•	Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

Diamond may be unable to compete successfully in the highly competitive jewelry and design manufacturing industry.

There are approximately 4,000 jewelry design manufacturers in the United States alone and the jewelry industry is a $50 billion a year industry largely comprised of primarily privately held companies.  Diamond faces intense competition from various independent jewelry design manufacturers, some of which are more established and well known in the marketplace.  Each of Diamond’s competitors will likely continue to maintain a position in offering their services in the overall market and Diamond may experience difficulties in expanding its market share.  Additionally, most of Diamond’s competitors have substantially greater financial and managerial resources than it does.

Not only is Diamond operating in a highly competitive industry but it also lacks long-term contracts with clients.  There can be no assurance that it will successfully establish or maintain any long-term contracts to provide its services in the future.

A decline in discretionary consumer spending may adversely affect Diamond’s industry, its operations, and ultimately its profitability.

Luxury products, such as fine jewelry, are discretionary purchases for consumers.  Any reduction in consumer discretionary spending or disposable income may affect the jewelry industry more significantly than other industries.  Many economic factors outside of Diamond’s control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates.  Any reduction in discretionary consumer spending could materially adversely affect Diamond’s business and financial condition.

The jewelry industry in general is affected by fluctuations in the prices of precious metals and precious and semi-precious stones.

The availability and prices of gold, diamonds, and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation.  Shortages of these materials or sharp changes in their prices could have a material adverse effect on Diamond’s results of operations or financial condition.  A significant change in prices of key commodities, including gold, could adversely affect its business or reduce operating margins and impact consumer demand if retail prices increased significantly, even though Diamond historically incorporates any increases in the purchase of raw materials to its consumers.  Additionally, a significant disruption in our supply of gold or other commodities could decrease the production and shipping levels of our products, which may materially increase our operating costs and ultimately affect our profit margins.

Diamond depends on its ability to identify and respond to fashion trends.

The jewelry industry is subject to rapidly changing fashion trends and shifting consumer demands.  Accordingly, Diamond’s success may depend on the priority that its target customers place on fashion and its ability to anticipate, identify, and capitalize upon emerging fashion trends.  If Diamond misjudges fashion trends or are unable to adjust its products in a timely manner, its net sales may decline or fail to meet expectations and any excess inventory may be sold at lower prices.

Diamond’s ability to maintain or increase its revenues could be harmed if Diamond is unable to strengthen and maintain its brand image.

Diamond has spent significant amounts in branding its Bergio and Bergio Bridal lines.  Diamond believes that primary factors in determining customer buying decisions, especially in the jewelry industry, are determined by price, confidence in the merchandise and quality associated with a brand.  The ability to differentiate products from competitors of Diamond has been a factor in attracting consumers.  However, if Diamond’s ability to promote its brand fails to garner brand recognition, its ability to generate revenues may suffer.  If Diamond fails to differentiate its products, its ability to sell its products wholesale will be adversely affected.  These factors could result in lower selling prices and sales volumes, which could adversely affect its financial condition and results of operations.

Diamond maintains a relatively large inventory of its raw materials and if this inventory is lost due to theft, its results of operations would be negatively impacted.

We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our facility in New Jersey.  Although we have an insurance policy with Lloyd’s of London, if we were to encounter significant inventory losses due to third party or employee theft from our facility which required us to implement additional security measures, this would increase our operating costs.  Also such losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our current insurance policy.  Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or possible termination of coverage under the relevant policy.

If Diamond were to experience substantial defaults by its customers on accounts receivable, this could have a material adverse affect on Diamond’s liquidity and results of operations.

A significant portion of our working capital consists of accounts receivable from customers.  If customers responsible for a large amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, Diamond’s liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially affect the ability to collect these accounts receivable, which could then result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in the ability to collect on accounts receivable could affect the cash flow and working capital position of Diamond.

Diamond may not have the proper controls in place to protect is Intellectual Property Rights.

Diamond has not undertaken and does not plan to undertake any evaluation of its trademarks, proprietary manufacturing techniques or any intellectual property rights.  In the event that its trademarks, proprietary manufacturing techniques or intellectual property rights are subsequently challenged, Diamond may face costly litigation and diversion of technical and management personnel.  Further, if efforts to enforce intellectual property rights are unsuccessful or if claims by third parties are successful, Diamond may be required to pay financial damages or alter its business practices.

Diamond’s liability insurance may not be sufficient.

Diamond has liability insurance coverage.  It has maintained liability insurance in the past and intends to continue to do so in the future.  However, there is no guarantee that Diamond’s coverage would be sufficient or any other insurance coverage would protect it from any damages or loss claims filed against it.

Diamond’s internal controls may be inadequate, which could cause its financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Diamond’s management will be responsible for establishing and maintaining adequate internal control over financial reporting upon it becoming a reporting company. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Diamond; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Diamond are being made only in accordance with authorizations of management and directors of Diamond, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Diamond’s assets that could have a material effect on the financial statements.

Diamond has a limited number of personnel that are required to perform various roles and duties as well as be responsible for monitoring and ensuring compliance with its internal control procedures. As a result, its internal controls may be inadequate or ineffective, which could cause its financial reporting to be unreliable and lead to misinformation being disseminated to the public.  Investors relying upon this misinformation may make an uninformed investment decision.

Risk Factors Associated with Our Common Stock

No market exists for our common stock

We anticipate that following an effective registration statement of our shares, we will submit an application to a market maker to apply for inclusion of our common stock on the OTC Bulletin Board.  However, there is currently no market for our shares and there can be no assurance that any such market will ever develop or be maintained.  Any trading market that may develop in the future will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market.  Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board.  Therefore, only upon the effective date of this registration statement and after the necessary reports are filed may we submit an application to a market maker to have our securities quoted on the OTC Bulletin Board.

Our common stock could be deemed a low-priced “Penny” stock which could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

In the event our anticipated spin-out of shares is successful and we are ultimately accepted for trading in the over-the-counter market, trading of our common stock may be subject to certain provisions of the Securities Exchange act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements on broker-dealers.  These require a broker-dealer to:

•           Deliver to the customer, and obtain a written receipt for, a disclosure document;
•           Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock.  Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

FINRA sales practice requirements may also limit a shareholder's ability to buy and sell our stock, if and when we are quoted on the OTC Bulletin Board.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our current chief executive officer and sole director, Mr. Berge Abajian, owns a significant percentage of our company and will be able to exercise significant influence over our company.

Berge Abajian, our chief executive officer and sole director, beneficially owns over 88% of our common stock.  Accordingly, Mr. Abajian will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and will continue to have significant influence over our business.  As a result of his ownership and position in the Company, Mr. Abajian is able to influence all matters requiring shareholder action, including significant corporate transactions.  In addition, sales of significant amount of shares held by Mr. Abajian, or the prospect of these sales, could adversely affect the market price of our common stock.  Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for information about the ownership of common stock held by our current executive officers, directors, and principal shareholders.

We do not expect to pay dividends for the foreseeable future and therefore, it is unlikely our stockholders will receive any cash dividends as a result of their investment.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus.  The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

In this prospectus, references are made only to Diamond Information Institute, Inc., (unless indicated otherwise), and not to any of the shareholders. You should read carefully this entire prospectus, including the financial information and related notes.

Available Information

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) and Section 15(d) of the Exchange Act, as amended.

All of our reports will be able to be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports containing reviewed unaudited interim financial statements for each of the first three quarterly reporting periods during a fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Diamond’s files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.W.
Washington, D.C. 20549-0405
Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all the information set forth in the registration statement and its exhibits, certain parts, such as Part II of the registration statement, are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, one should refer to such registration statement, exhibits and schedules.  A copy of the registration statement, including the exhibits and schedules can may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements.  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect”, “predicts”, “potential”, “anticipate” or the negative of such terms or other comparable terminology. These forward-looking statements present our estimates and assumptions only as of the date of this report.

Information we provide in this prospectus or statements made by our directors, officers or employees may constitute “forward-looking” statements and may be subject to numerous risks and uncertainties.  These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

•	our current lack of working capital;

•	increased competitive pressures from existing competitors and new entrants;

•	increases in interest rates or our cost of borrowing or default under any material debt agreements;

•	inability to raise additional financing;

•	deterioration in general or regional economic conditions;

•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

•	inability to efficiently manage our operations;

•	inability to achieve future sales levels or other operating results;

•	the unavailability of funds for capital expenditures; and

•	operational inefficiencies in distribution or other systems.

The forward-looking information set forth in this prospectus is of March 26, 2008, and we undertake no duty to update this information, except as otherwise required by the Federal securities laws. More information about potential factors that could affect our business and financial results is included in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees, nor will such proceeds be available for our use or benefit.  We may receive proceeds up to $862,500 upon the execution of all the warrants.  As we cannot predict when or if we will receive such proceeds, we expect to use those proceeds, if received, for working capital purposes, which shall be allocated to projects or manufacturing needs of Diamond at such time.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling security holders.  The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder Information

The following is a list of selling security holders who own or have the right to acquire an aggregate of 1,818,100 shares of our common stock covered in this prospectus.

Name	Number of Shares of Common Stock Owned	Number of Share Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Abajian, Arpi (4) 10 Avon Court Hillsdale, NJ 07605	25,000	0	25,000	0.2%	25,000	0
Abajian, Shant (4) 10 Avon Court Hillsdale, NJ 07605	25,000	0	25,000	0.2%	25,000	0
Advanced Integrated Solutions, Inc. (5) 15 Garden Court Washington Township, NJ 07676	100,000	0	100,000	0.8%	100,000	0
Amato, Ralph (6) 5782 Caminito Empressa La Jolla, CA 92037	50,000	0	50,000	0.4%	50,000	0
Anastasio, Dena (7) 7 Pironi Court Woodbury, NY 11797	25,000	25,000	50,000	0.4%	50,000	0
Anastasio, Saverio (7) 7 Pironi Court Woodbury, NY 11797	25,000	25,000	50,000	0.4%	50,000	0
Artinian Co., Ltd (8) 41/`8-20 Silom Soi Road Bankok	150,000	150,000	300,000	2.5%	300,000	0
Baghdadlian, Hagop (9) 420 Hazlit Avenue Leonia, NJ 07605	100,000	0	100,000	0.8%	100,000	0
Baghdadlian, Hagop and Silva (7) 420 Hazlit Avenue Leonia, NJ 07605	150,000	150,000	300,000	2.5%	300,000	0
Belekdanian, Hagop (7) 15 Garden Court Washington Township, NJ 07676	25,000	25,000	50,000	0.4%	50,000	0
Belekdanian, Serda (7) 15 Garden Court Washington Township, NJ 07676	25,000	25,000	50,000	0.4%	50,000	0
Beylerian, Nvair (10) 586 Mazur Avenue Paramus, NJ 07652	50,000	0	50,000	0.4%	50,000	0
Beylerian, Zareh (10) 586 Mazur Avenue Paramus, NJ 07652	50,000	0	50,000	0.4%	50,000	0
Bezjian, Christopher (4) 74 Park Avenue Emerson, NJ 07630	2,500	0	2,500	*	2,500	0
Bezjian, John (4) 74 Park Avenue Emerson, NJ 07630	12,500	0	12,500	0.1%	12,500	0
Funicelli, Suzanne (4) 42 Centennial Court Totowa, NJ 07512	12,500	0	12,500	0.1%	12,500	0
Gabbay, Moshe (7) 124 Circle Drive Roslyn Heights, NY 11577	25,000	25,000	50,000	0.4%	50,000	0
Goneconti, Ellen and Anthony (7) 12 Carlton Court New City, NY 10956	50,000	50,000	100,000	0.8%	100,000	0

Hatoum, Joyce (4) 640 Totowa Road Totowa, NJ 07512	5,000	0	5,000	*	5,000	0
Karolweski, Mark (4) 89C Marion Pepe Drive Lodi, NJ 07644	5,000	0	5,000	*	5,000	0
Kuropatkin, Stuart (7) 14 Carlton Court New City, NY 10956	50,000	50,000	100,000	0.8%	100,000	0
Marchese, Rosa (4) 219 Betsy Ross Drive Orangeburg, NY 10962	25,000	0	25,000	0.2%	25,000	0
Mezzina, Amanda (11) 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Mezzina, Andrew (11) 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Mezzina, Joseph (11) 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Mezzina, Rosalba (11) 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Runmark, Frances (11) 2717 Westmoreland Drive Plano, TX 75093	200	0	200	*	200	*
Sirica, Alfred (7) 7524 175th Street Fresh Meadows, NY 11366	16,667	16,667	33,334	0.3%	33,334	0
Sirica, Evirdiki (7) 7524 175th Street Fresh Meadows, NY 11366	16,667	16,667	33,334	0.3%	33,334	0
Sirica, Katherine (7) 7524 175th Street Fresh Meadows, NY 11366	16,666	16,666	33,332	0.3%	33,332	0
Stoecklein Law Group (12) 402 West Broadway, Suite 400 San Diego, CA 92101	150,000	0	150,000	1.3%	150,000	0
Valenti, Amy (4) 103 Lenox Road Wayne, NJ 07470	5,000	0	5,000	*	5,000	0
Wanstrath, Scott (13) 138 Vista Ridge Drive South Lebanon, OH	50,000	0	50,000	0.4%	50,000	0

* Denotes less than 0.0%.

(1)
All shares owned in this column and all percentages are based on 11,443,100 shares of common stock issued and outstanding on May 13, 2008; plus 575,000 shares of common stock issuable upon exercise of warrants held by selling security holders.

(2)
This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Selling security holders are not required to sell their shares.  See “Plan of Distribution” beginning on page 14.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.

(4)
Diamond authorized the issuance of a total of 117,500 shares of its common stock as bonus compensation to its employees on January 20, 2008.  The shares are to be issued on a quarterly basis during the first two quarters of the 2008 fiscal year.

(5)
Advanced Integrated Solutions, Inc. received 100,000 shares pursuant to a Debt Conversion Agreement.  Diamond agreed to issue 1 share of common stock for each $1 of debt outstanding to Advanced Integrated Solutions, Inc.  Mr. Hagop

(6)	Beledankian has the authority to exercise dispositive and voting power over the shares of common stock owned by Advanced Integrated Solutions.

(7)
Mr. Ralph Amato served on Diamond’s Advisory Panel during 2007 and provided consulting work through his company Ventana Capital Partners.  Subsequent to the year ended December 31, 2007, Mr. Amato resigned from the Advisory Panel and no longer provides consulting services to Diamond.  Mr. Amato was granted 50,000 shares of common stock for his services on the Advisory Panel.

(8)	Diamond conducted a private placement of its stock in April of 2007 whereby units of 25,000 shares and 25,000 warrants were offered to accredited investors.

(9)
Artinian Co, Ltd. received 150,000 shares and 150,000 warrants exercisable at $1.50 per share pursuant to a Debt Conversion Agreement.  Mr. Arto Artinian has the authority to exercise dispositive and voting power over the shares of common stock and warrants owned by Artinian Co., Ltd.

(10)	Hagop Baghdadlian serves on the Advisory Panel for Diamond and was granted 50,000 shares of common stock for each year of his services on the panel.

(11)
During the first quarter of 2008, Mr. Zareh Beylerian was appointed to Diamond’s Advisory Panel and 50,000 shares of common stock were granted for his services to be conducted during the 2008 year.  Mr. Beylerian elected to grant half of his shares to his wife, Nvair Beylerian.

(12)	Diamond conducted a private placement of its common stock in January 2008 whereby Diamond sold common stock at a price of $1.00 for one share to accredited investors.

(13)
Stoecklein Law Group was issued 150,000 shares pursuant to its retainer and in connection with legal services relating to the preparation of the S-1 registration.  Mr. Donald J. Stoecklein has the authority to exercise dispositive and voting power over the shares of common stock and warrants owned by Stoecklein Law Group.

(14)
Scott Wanstrath served as Diamond’s President during 2007 but subsequent to the year ended December 31, 2007, he resigned.  Mr. Wanstrath was originally issued 250,000 shares held by Diamond’s CEO in connection with his employment agreement; however, upon Mr. Wanstrath’s resignation 200,000 shares were cancelled as a result of the agreement not being completed to its full term.

Unless footnoted above, based on information provided to us, none of the selling security holders are affiliated or have been affiliated with any broker-dealer in the United States.  Except as otherwise provided in this prospectus, none of the selling security holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

This offering shall begin upon the date of this prospectus and will expire 12 months after the date of this prospectus.  We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus. Any purchases made by officers, directors, and their affiliates shall be for investment purposes and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases. Purchasers of share either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption renders the exemption applicable.

Shares Offered by Selling Security Holders

As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution.  The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $1.00 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange.  Distributions of the shares by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.  The methods by which the shares may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

If a trading market for our common stock develops, the selling security holders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling security holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling security holders.  The selling security holders and any brokers, dealers or agents, upon affecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling security holders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling security holder has entered into an agreement with a prospective underwriter. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions, rules and regulations of the  Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling security holders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling security holders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Listing and Trading of the Diamond Shares

There is currently no public market for Diamond shares.  Upon completion of this registration, our shares will not initially qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market.  Following an effective registration, we intend to apply through a market maker to have our shares included on the OTC Bulletin Board.  We will also attempt to have one or more broker-dealers agree to serve as market makers and quote our shares, if our application for trading is successful.  However, we have no present arrangement or agreement with any broker-dealer to serve as a market maker for our common shares, and we can offer no assurances that any market for our common shares will develop.  Even if a market develops for our shares, we can offer no assurances that the market will be active, or that it will afford our stockholders an avenue for selling their shares.  Many factors will influence the market price for our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

Although currently there is no public trading market for Diamond shares, we believe a market could develop if our request for inclusion by a market maker on the OTC Bulletin Board is successful.  Diamond shares after an effective registration will be freely transferable, except for shares received by persons who may be deemed to be affiliates of Diamond under the Securities Act of 1933.

Persons who may be deemed to be affiliates of Diamond after the registration generally include individuals or entities that control, are controlled by, or are under common control with Diamond and may include certain directors, officers, and significant stockholders of Diamond.  Persons who are affiliates of Diamond will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the Diamond shares will be actively traded or as to the price at which the shares will trade.  Some shareholders who receive Diamond shares may decide that they do not want shares in a company involved in the jewelry industry and may sell their Diamond shares following an effective registration.  This may delay the development of an orderly trading market in Diamond shares for a period.  Until an orderly market develops, the prices at which Diamond shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue.  Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, our results of operations, what investors think of our business, and changes in general economic market conditions.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

·	sells for less than $5 a share,
·	is not listed on an exchange, and
·	is not a stock of a "substantial issuer."

Currently, we are not a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and SEC regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

·	that transactions in penny stocks are suitable for the person and
·	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.  Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.  Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another SEC rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction.  Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the SEC to abuses in the marketing of low-priced securities by "boiler room" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

·	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

·	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

·	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

·	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

·
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DESCRIPTION OF SECURITIES

Common Stock

Our certificate of incorporation authorizes the issuance of 25,000,000 shares of common stock, $0.001 par value per share, of which 11, 443,100 shares were outstanding as of May 13 , 2008. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Diamond, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  Our counsel, Stoecklein Law Group, has opined that all of the outstanding shares of common stock are presently authorized, validly issued, fully paid and non-assessable.  Furthermore, the entire legal opinion given by Stoecklein Law Group can be viewed in its entirety as Exhibit 5 to this prospectus.

Preferred Stock

Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the New Jersey Business Corporation Act) to issue from time to time, shares of Preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

•	the number of shares constituting that series and the distinctive designation of that series;
•
the dividend rate on the shares of a series, whether dividends are cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether a series has voting rights, in addition to voting rights provided by law, and if so, the terms of those voting rights;
•
whether that series has conversion privileges, and if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

•
whether or not the shares of a series are redeemable, and if so, the terms and conditions of redemption, including the date upon or after which they are redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	whether a series has a sinking fund for the redemption or purchase of shares of a series , and if so, the terms and amount relating to that sinking fund;
•
the rights of the shares of a series that in event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative powers, preferences and rights of a series and qualifications, limitations or restrictions of a series.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Transfer Agent

Currently, the Company acts as it own transfer agent but intends to engage a transfer agent prior to the S-1 Registration becoming effective.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of Diamond as of December 31, 2007 and December 31, 2006 are included in this prospectus and have been audited by Moore Stephens, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Moore Stephens nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Diamond, other than the issuance to Stoecklein Law Group of 250,000 shares pursuant to its retainer agreement, or have been a promoter, underwriter, voting trustee, director, officer, or employee of Diamond.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Diamond will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our certificate of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•           any breach of the director’s duty of loyalty to us or our shareholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•           for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director, officer, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Diamond. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders, who have suffered losses in connection with the purchase or sale of their interest in Diamond in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, orotherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Diamond Information Institute, Inc. was incorporated in the State of New Jersey in October of 1988 and had minimal activity until 1995 when it began in the business of jewelry manufacturing.  Diamond has been engaged in the design and manufacture of upscale jewelry since 1995 through its tradename of the “Bergio” line.  In 2002, Diamond launched its “Bergio Bridal Collection”.

Business of Issuer

Diamond is entering into its 19th year of operations and concentrates on boutique, upscale jewelry stores.  Diamond currently sells its jewelry to approximately 150 independent jewelry retailers across the United States and has spent over $3 million in branding the Bergio name through tradeshows, trade advertising, national advertising and billboard advertising since launching the line in 1995.  Diamond has manufacturing control over its line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities in Italy and Bangkok.

Diamond has historically sold its products directly to distributors, retailers and other wholesalers, who then in turn sell their products to consumers through retail stores.  Independent retail jewelers that offer the Bergio line are not under formal contracts and most sell competing products.  Diamond acquires all raw gemstones, precious metals and other raw materials used for manufacturing its products on the open market.  Diamond is not constrained in its purchasing by any contracts with any suppliers and acquires raw material based upon, among other things, availability and price on the open wholesale market.

Industry Background

The manufacturing and retail jewelry business is fragmented and subject to increasingly intense competition.  Jewelry manufacturing consists of buying raw materials, designing samples, arranging for jewelry to be made from these materials, and finally marketing of finished products to wholesalers and retailers.  Diamond’s management estimates that the jewelry manufacturing industry is largely comprised of privately held companies, much of which are believed to be family owned and operated.  Design manufacturers wholesale to retail jewelry stores and large retailers.  Common industry practice is for design manufacturers to provide 90 day financing and allow exchanges for slow moving merchandise with the retailers, thereby causing a constant negative cash flow position for most design manufacturers.  As a result of this scenario, most design manufacturers establish bank lines of credit to facilitate the manufacture and production of their jewelry lines.

The success of the jewelry industry is affected by trends in the general economy because jewelry purchases are considered discretionary.  Adverse trends in the general economy such as the economic condition and perceptions of such conditions by consumers, employment rates, the level of consumers’

 disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation all may affect the jewelry industry and its consumers.

Principal Products

Diamond’s products consist of a wide range of unique styles and designs made from precious metals such as gold, platinum and Karat gold, as well as diamonds and other precious stones.  We continuously innovate and change our designs based upon consumer trends and as a result of new designs being created we believe we are able to differentiate ourselves and strengthen our brands.  We sell our products to our customers at price points that reflect the market price of the base material plus a mark up reflecting our design fee and processing fees.

Each year, most jewelry manufacturers bring new products to market. Diamond considers itself to be a trendsetter in the jewelry manufacturing.  As a result, Diamond comes out with a variety of products throughout the year that it believes have commercial potential to meet what it feels are new trends within the industry.  The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, and colored stones, in 18K gold, platinum, and palladium.  We currently design and produce approximately 50 to 75 product styles.  Prices for our products range from $400 to $200,000.

Diamond’s product range is divided into three fashion lines: (i) 18K gold line, (ii) a bridal line, and (iii) a couture and/or one of kind pieces. Mr. Abajian consults regularly with the design teams of his Italian manufacturers, which usually results in a constant continuation of new products and sometimes entire lines being developed.  Typically, new products come on line approximately every 3 months and most recently, Diamond introduced its latest collection “Power in Pink”, which launched in April of this year and consists of approximately 35 pieces made with pink gold and diamonds.  Depending on the timing and styling at any point in time, Diamond’s products and collections would fall in one the various categories shown below:

1.	Whimsical. The whimsical line includes charms, crosses and other “add-on” pieces.

2.
Middle. The proposed middle line will consist of fashion jewelry utilizing colored stones, diamonds and pearls applied to a variety of applications such as necklaces, pendants, earrings, bracelets and rings. The metals that Diamond intends to use for the Middle line include platinum, 18K white & yellow gold.

3.
Couture. The Couture line is Diamond’s most luxurious line, and consists of one of a kind pieces, new showcase products each year, and predominantly utilizes diamonds, platinum and other precious metals and stones of the highest grade and quality available.

4.
Bridal. The Bridal line is Diamond’s core business. Diamond attempts to stay on the forefront of trends and designs in the bridal market with the latest in wedding sets, engagement rings and wedding bands for both men and women.

Each year, Diamond attempts to expand and/or enhance these lines, while constantly seeking to identify trends that it believes exist in the market for new styles or types of merchandise.  Design and innovation are the primary focus of Diamond’s manufacturing and it is less concerned with the supply and capacity of raw materials.  Over the last 19 years, Mr. Abajian has been the primary influencer over the Bergio collections.  Mr. Abajian with his contacts, which are located mostly overseas, regularly meet to discuss, conceptualize and develop Bergio’s various products and collections.  When necessary, additional suppliers and design teams can be brought in as the market needs dictate. Management intends to maintain a diverse line of jewelry to mitigate concentration of sales and continuously expand its market reach.

Most of the inventory and raw materials purchased by Diamond occur through its manufacturers located in Europe.  The inventory that is directly maintained by the company is loosely based on recent sales and revenues of Diamond’s products but ultimately is at the discretion of Mr. Abajian and his experience in the industry.  The entire inventories kept on hand by Diamond are commodities that can be incorporated into future products or can be sold on the open market.  Additionally, Diamond performs physical inventory inspections on a quarterly basis to assess upcoming styling needs and consider the current pricing in metals and stones needed for its products.

Typically, the age and standing of our accounts receivable is from 30 to 120 days.  However, during the year ended December 31, 2007, Diamond did experience an increase in accounts receivable going past 120 days most likely attributable to the current economic climate, as retailers and dealers have needed to take longer periods of time to settle their accounts.  Diamond also experienced an inventory write-down in 2007, which was prompted by the refinement of cost and quantity on hand data attributed to the conversion of the Company’s books and records to new accounting software in early 2007.  It is believed the new software is a more versatile system and Diamond does not anticipate similar inventory write-downs in the future.

During the year ended December 31, 2007, Diamond had unusually high administrative costs as a result of a failed merger.  As a result Diamond authorized the conversion of its debt into the Company’s common stock with two of its vendors.  This is considered an unusual method of payment for Diamond but management felt it prudent to use alternative financial tools to preserve some of its cash flow during this time period.

Distribution Methods and Marketing

Diamond continues to devote its efforts towards brand development and utilizes marketing concepts in an attempt to enhance the marketability of its products.  During the past several years, Diamond has carried out its brand development strategy based on its product quality and design excellence, which is highlighted through the company’s sales personnel.  Diamond has established significant networks and relationships with retailers which allow our products to be promoted and sold nationwide.  Diamond maintains a broad base of customers and concentrates on retailers that sell fashionable and high end jewelry.  Diamond also works with its customers to adjust product strategies based on the customer’s feedback to try and decrease the likelihood of overstocked or undesired products.

Diamond intends to further promote its products and brand by participating in trade shows and various exhibitions, consumer and trade advertisements, billboard advertisements, as well as make specialty appearances in retail stores carrying the company’s products.

Sources and Availability of Raw Materials and Principal Suppliers

Approximately 80% of Diamond’s product line is contracted to manufacturing suppliers in Italy, who then procure the raw materials in accordance with the specifications and designs submitted by Diamond.  However, the general supply of precious metals and stones used by Diamond can be reasonably forecast even though the prices will fluctuate often.  Any price differentials in the precious metals and stones will typically be passed on to the customer.

For the raw materials not procured by contracted manufacturers, Diamond has approximately 5 suppliers that compete for their business, with the Company’s largest gold suppliers being ASD Casting, Century Casting and Metro Gold.  Most of the Company’s precious stones are purchased from C. Mahandra & Sons and EFD.  We do not have any formal agreements with any of our suppliers but have established an ongoing relationship with each of our suppliers.

Customers

Diamond had one customer, Western Stones and Metals, during the year ended December 31, 2007, that accounted for approximately 9% of its annual sales.  However, Diamond did not have any other single customer that represented 5% or more of its annual sales and therefore is not dependent on any specific customers.   Additionally, Diamond anticipates that Western Stones and Metals, may account for more than 5% (expected to account for approximately 7%) of our annual sales for the year ended December 31, 2008 based on recent orders placed and our current projections.

Intellectual Property

Bergio is a federally registered trademarked name owned by Diamond.  Since the first trademark of “Bergio” was filed all advertising, marketing, trade shows and overall presentation of the Company’s product to the public has prominently displayed this trademark.  As additional lines are designed and added to the Company’s products, the Company may trademark new names to distinguish the particular products and jewelry lines.

Personnel

At December 31, 2007, Diamond had 8 full-time employees and 1 part-time employee.  Of Diamond’s current employees, 2 are sales and marketing personnel, 5 are manufacturing and 2 hold administrative and executive positions.  No personnel are covered by a collective bargaining agreement.  Diamond, Inc.'s relationship with its employees is believed to be good.  We intend to use the services of independent consultants and contractors when possible or until we are able to hire personnel in house.

Competition

The jewelry design and manufacturer’s industry is extremely competitive and has low barriers to entry.  Diamond competes with other jewelry design and manufacturers of upscale jewelry to the retail jewelry stores.  There are over 4,000 jewelry design and manufacturer’s companies, several of which have greater experience, brand name recognition and financial resources than Diamond.  You are urged to review the risk factor addressing competition.

Environmental Regulation and Compliance

The United States environmental laws do not materially impact Diamond’s manufacturing operations as a result of having a large majority of the its jewelry manufacturing being conducted overseas.  In fact, approximately 80% of Diamond’s manufacturing is contracted to quality suppliers in the vicinity of Valenza, Italy with the remaining 20% of setting and finishing work being conducted in Diamond’s New Jersey facility.  The setting and finishing work done in its New Jersey facility involves the use of precision lasers, which use soap and water rather than soldering.  Also a standard polishing compound is used for the finishing work but it does not have a material impact on Diamond’s cost and effect of compliance with environmental laws.

Government Regulation

Currently, Diamond is subject to all of the government regulations that regulate businesses generally such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety, labor relations, and disadvantaged businesses.   In addition, the Company’s operations are affected by federal and state laws relating to marketing practices in the retail jewelry industry. Diamond is subject to the jurisdiction of federal, various state and other taxing authorities.  From time to time, these taxing authorities review or audit the Company.

DESCRIPTION OF PROPERTY

Currently, Diamond has a 2,700 square feet design and manufacturing facility located in Fairfield, New Jersey, which is currently being leased until August 31, 2010.  Diamond also rents office space at this facility.  Diamond pays approximately $2,145 per month.  During 2006, our CEO, Mr. Abajian also operated a small office out of his home whereby we paid $7,000 in rent to him.  Mr. Abajian no longer maintains this office.  Since a majority of the manufacturing is conducted by sub-contractors in Italy, the current space is presently adequate for the performance of all company functions, which includes minimal manufacturing, design and administrative needs.

Additionally, Diamond anticipates opening additional offices and/or design facilities in other locations as it continues to implement its business plan throughout the United States, with the most likely areas being Las Vegas and New York City.  At the current time, the Company’s expansion plans are in the preliminary stages with no formal negotiations being conducted.  Most likely no expansions will take place until additional revenues can be achieved or additional capital can be raised to help offset the costs associated with any expansion.

LEGAL PROCEEDINGS

 Diamond is and may become involved in various routine legal proceedings incidental to its business. However, to Diamond’s knowledge as of the date of this prospectus, there are no material pending legal proceedings to which Diamond is a party or to which any of its property is subject.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

There is not presently, nor has there ever been, a public trading market for our common stock.  It is anticipated that following an effective registration, we will submit an application to a market maker to have our shares quoted on the OTC Bulletin Board.  Our market maker’s application to FINRA will consist of current corporate information, financial statements and other documents required by Rule 15c2-11 of the Securities Exchange Act of 1934

Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service.  Although we intend to submit an application to a market maker for the OTC Bulletin Board subsequent to the filing of this registration statement, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application submitted to a market maker for the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.  There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market.  Also, there can be no assurance that a public trading market will develop following the registration or at any other time in the future or, if such a market does develop, that it can be sustained.

           Without an active public trading market, a shareholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

           The ability of individual shareholders to trade their shares in a particular state may be subject to various rules and regulations of that state.  A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, we have no plans to register our securities in any particular state.

Initially it is unlikely that our securities will qualify for any national or regional exchange or on The NASDAQ Stock Market.  Therefore, our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as used in Rule 3a51-1 of the Exchange Act.

           The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC.  Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse) are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade.  Classification of the shares as penny stocks increases the risk of an investment in our shares.

(b) Holders of Common Stock

As of May 13, 2008, we had approximately 31 shareholders of record of the 11,443,100 shares outstanding.

(c) Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors.  In the future we intend to follow a policy of retaining earnings, if any, to finance the growth of the business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be the sole discretion of board of directors and will depend on our profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities authorized for issuance under equity compensation plans.

We currently do not maintain any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the Diamond financial statements and notes thereto included elsewhere in this prospectus.  This discussion contains certain forward-looking statements that involve risks and uncertainties.  Diamond’s actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth herein and elsewhere in this prospectus

OVERVIEW AND OUTLOOK

Diamond Information Institute, Inc. was incorporated in the State of New Jersey in October 1988 and had minimal activity until 1995 when it began in the business of jewelry manufacturing under the name Diamond Information Institute (d/b/a “Bergio”).  Since 1995 Diamond has been engaged in the design and manufacture of upscale jewelry.  The Company sells to approximately 150 independent jewelry stores across the United States and has incurred a significant amount of capital resources in creating brand recognition in the jewelry industry.

 Diamond’s management believes that the jewelry industry competes in the global marketplace and therefore must be adaptable to ensure a competitive measure.  Recently the U.S. economy has encountered a slowdown and Diamond anticipates the U.S. economy will most likely remain weak at least through the first half of 2008.  Consumer spending for discretionary goods such as jewelry is sensitive to changes in consumer confidence and ultimately consumer confidence is affected by general business considerations in the U.S. economy.  Consumer spending for discretionary spending generally decline during times of falling consumer confidence, which may affect Diamond’s retail sale of its products.  U.S. consumer confidence reflected these slowing conditions during the last quarter of 2007 and has been carried forward throughout the first quarter of 2008.   Therefore, Diamond has made strong efforts to maintain its brand in the industry through its focus on the innovation and design of its products as well as being able to consolidate and increase cost efficiency when possible.  Diamond believes that in becoming a public company, it will provide the Company increased flexibility in being able to acquire smaller jewelry manufacturers while also being able to consolidate overlapping expenses.

Upon Diamond’s registration becoming effective, the Company plans to change its name to Bergio International, Inc. and intends to act as a holding company for the purpose of acquiring established jewelry design and manufacturing firms who possess branded product lines.  Branded products lines are products and/or collections whereby the jewelry manufacturers have established their products within the industry through advertising in consumer and trade magazines as well as possibly obtaining federally registered trademarks of their products and collections.  This is in line with the Company’s strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products.

The Company intends to acquire design and manufacturing firms throughout the United States and Europe.  If and when the Company pursues any potential acquisition candidates, it intends to target the top 10% of the world’s jewelry manufactures that have already created an identity and brand in the jewelry industry.  Diamond intends to locate potential candidates through its relationships in the industry and expects to structure the acquisition through the payment of cash, which will most likely be provided from third party financing and not cash generated from the Company’s operations, as well as the Company’s common stock.  In the event, the Company obtains financing from third parties for any potential acquisitions; the Company may agree to issue the Company’s common stock in exchange for the capital received.  However, as of the date of this prospectus the Company does not have any agreements or understandings with any potential acquisition candidates or arrangements with any third parties for financing.

Results of Operations for the Three Months Ended March 31, 2008 and 2007

The following table summarizes selected items from the statement of operations for the three months ended March 31, 2008 compared to the three months ended March 31, 2007.

INCOME:

	Three Month Ended March 31,		Increase / (Decrease)
	2008	2007	$
		[Restated]
Sales	$280,164	$29,710	$250,454	843%

Cost of Sales	135,113	19,203	115,910	604%

Gross Profit	145,051	10,507	134,544	1,281%

Gross (Loss) Profit Percentage of Revenue	52%	35%	--	17%

Sales

Sales for the three months ended March 31, 2008 were $280,164 compared to $29,710 for the three months ended March 31, 2007.  This resulted in an increase of $250,454 or 843% from the comparable period of 2008 to 2007.  One of the reasons for the increase over the same period of 2007 was due to orders for the year ended December 31, 2007 being materialized during the first quarter of 2008.  Additionally, we were able to sell some of our inventories of raw metals, which have significantly increased in value.

Typically, revenues experience significant seasonal volatility in the jewelry industry.  The first two quarters of any given year typically represent approximately 15%-25% of total year revenues, based on historic results.  The holiday buying season during the last two quarters of every year typically account for the remainder of annual sales.  We anticipate that the first two quarters of 2008, to represent approximately 25% -30% of our total sales of 2008 as a result of being able to sell additional inventories of raw metals in addition to our typical sales.

Cost of Sales

Cost of sales for the three months ended March 31, 2008 was $135,113 an increase of $115,930, or 604%, from $19,203 for the three months ended March 31, 2007.  The increase in cost of sales is attributable primarily to having higher sales during the quarter ended March 31, 2008 as compared to the same period in 2007.  Additionally, we had higher cost of sales associated with the sale of our raw metals being sold during the quarter ended March 31, 2008, which we did not experience during the comparable period of 2007.

Gross Profit:

Gross profit as a percentage of revenue increased from 35% for the three months ended March 31, 2007 to 52% for the three months ended March 31, 2008.  The increase shown in the first quarter of 2008 profit margin is primarily attributable to the sale of raw metals in addition to our typical sales of our jewelry line.  The Company expects its gross profit to stabilize during the next twelve months.

OPERATING EXPENSES:
	Three Months Ended March 31,		Increase / (Decrease)
	2008	2007	$	%
Selling Expenses	$63,024	$121,231	$(58,207)	(48%)

General and Administrative Expenses	471,688	185,426	286,262	154%

Total Operating Expenses	534,712	306,657	228,055	74%

Net (Loss)	$(360,719)	$(211,910)	$(148,809)	(70%)

Selling and Marketing Expenses

Total selling expenses were $63,024 for the three months ended March 31, 2008, which was approximately a 48% decrease from $121,231 of total selling expenses for the three months ended March 31, 2007.  Selling expenses include advertising, trade show expenses and selling commissions. The reduction in selling expenses during the three months ended March 31, 2008 year is attributable to generally more favorable costs associated with similar advertising campaigns and trade show participation, coupled with a general reduction in commission-based salespeople.

General and Administrative Expenses

General and administrative expenses were $471,688 for the three months ended March 31, 2008 versus $185,426 for the three months ended March 31, 2007.  The increase in general & administrative expenses is due primarily to a non-cash charge related to stock based compensation of approximately $348,057, for services provided by third parties during the quarter ended March 31, 2008.  We did not experience any stock based compensation during the quarter ended March 31, 2007.  A majority of the services provided by the third parties relate to professional and consulting fees associated with the current “going-public” process.  If and when, we become a public company, we expect a significant increase in professional fees associated with the financial reporting mandated by the Securities and Exchange Commission.

Other Expense

Other Expense is comprised primarily of interest incurred on bank lines of credit, corporate credit cards, term loans and capital leases in connection with operations related to manufacturing and indirect operating expenses.  The increased costs are attributable to additional financing required to supplement working capital needs.

Income Tax Provision (Benefit)

The Company reported an income tax benefit of $61,548 for the three months ended March 31, 2008 as compared to a tax provision of $103,925 for the three months ended March 31, 2007.  The tax benefit is primarily attributable to the increased net operating loss carryforwards incurred, which management believes are more likely than not to be realized.

Net Loss

The Company incurred a net loss of $360,719 for the three months ended March 31, 2008 versus a net loss of $211,910 for the three months ended March 31, 2007.  The net loss is primarily attributable to a significant increase in costs associated with the non-cash stock compensation paid during the three months ended March 31, 2008 to various third party providers.

Liquidity and Capital Resources

The following table summarizes total assets, accumulated deficit, stockholders’ equity and working capital at March 31, 2008 compared to December 31, 2007.

	March 31,	December 31,	Increase/ (Decrease)
	2008	2007	$	%

Current Assets	$1,898,403	$2,074,989	$(176,586)	(9%)

Current Liabilities	$1,465,744	$1,549,538	$83,794	5%

Working Capital	$432,659	$525,451	$(92,792)	(18%)

As of March 31, 2008, Diamond had a cash balance of zero and a cash overdraft of $76,234, compared to a cash overdraft of $48,144 at December 31, 2007.  During the second quarter of 2007, Diamond conducted a private placement and raised approximately $425,000, which Diamond believes the capital raised in conjunction with its net earnings from operations will be sufficient to fund its short term capital and liquidity needs.  However, it is anticipated that Diamond will need to sell additional equity or debt securities or obtain credit facilities from financial institutions to meet its long-term liquidity and capital requirements, which include strategic growth through mergers and acquisitions.  There is no assurance that Diamond will be able to obtain additional capital or financing in amounts or on terms acceptable to Diamond, if at all or on a timely basis.

During 2007, Diamond entered into a debt conversion agreement and agreed to issue 100,000 shares of common stock at a fair market value of $1 per share to a vendor as full satisfaction for accounts payable previously due and as pre-payment for future services to be rendered. Of the total $100,000 of common stock issued, approximately $55,000 was to satisfy previous accounts payable balances, and the difference of approximately $45,000 was issued as consideration for future services to be rendered.

Also during 2007, Diamond entered into another debt conversion agreement and agreed to issue 150,000 shares of common stock at fair market value of $1 per share to a vendor as full satisfaction of an accounts payable balance of approximately $150,000.  The debt conversion agreement allows for the vendor to purchase for a period of 60 months, 150,000 “Class A” purchase warrants, which have an exercise price of $1.50 per share. As of the period ended March 31, 2008, no “Class A” purchase warrants had been acquired by the vendor.

Accounts receivable at March 31, 2008 was $529,822 and $692,619 at December 31, 2007, representing a decrease of 24%.  Diamond typically offers its customers 60, 90 or 120 day payment terms on sales, depending upon the product mix purchased.  When setting terms with its customers, Diamond also considers the term of the relationship with individual customers and management’s assessed credit risk of the respective customer, and may at management’s discretion, increase or decrease payment terms based on those considerations.  The decrease in accounts receivable from December 31, 2007 to March 31, 2008 is attributable primarily to collecting payment immediately from the sale of raw metals, which we were able to sell during the three months ended March 31, 2008.

Inventory at December 31, 2007 was $1,333,752 and $1,350,483 at March 31, 2008. Diamond’s management seeks to maintain a very consistent inventory level that it believes is commensurate with current market conditions and manufacturing requirements related to anticipated sales volume.  Additionally, Diamond historically did not have an inventory reserve for slow moving or obsolete products due to the nature of its inventory of precious metals and stones, which are commodity-type raw materials and rise in value based on quoted market prices established in actively trade markets.  This allows for the Company to resell or recast these materials into new products and/or designs as the market evolves.

Accounts payable and accrued expenses at December 31, 2007 was $389,798 compared to $206,326 at March 31, 2008, which represents a 47% decrease. The decrease in accounts payable from December 31, 2007 to March 31, 2008 is attributable primarily to conscious effort made by the Company to paid vendors as cash became available.

Results of Operations for the Years Ended December 31, 2007 and 2006

The following table summarizes selected items from the statement of operations at December 31, 2007 compared to December 31, 2006.

INCOME:

	Year Ended December 31,		Increase / (Decrease)
	2007	2006		$	%
		[Restated]
Sales	$1,296,585	$1,974,008	$(677,423)		(34%)

Cost of Sales	1,226,561	1,063,641	162,920		15%

Gross Profit	70,024	910,367	(840,343)		(92%)

Gross (Loss) Profit Percentage of Revenue	5%	46%	--		(39%)

Sales

Sales for the year ended December 31, 2007 were $1,296,585 compared to $1,974,008 for the year ended December 31, 2006.  This resulted in a decrease of $677,423 or 34% from the comparable period in 2006.  One of the reasons for the decrease in 2007 was due to an unusually high amount of product return, estimated to be approximately $600,000, which included $150,000 worth of product returns related to 2006 sales to a specific customer prompting restatement of the Company’s financial statements and is discussed in greater detail in footnote 3 to the Company’s financial statements.  The remaining $450,000 worth of product returns related exclusively to 2007 sales.  The 2007 product returns were prompted by weaker than expected market conditions due to a declining economy and less consumer spending than anticipated by retailers.  During 2007, Diamond speculated that more customers choose to “trade up” instead of buying new jewelry products.  Additionally, Diamond spent a significant amount on the “going public” process during 2007, which ultimately affected our marketing budgets and our ability to market and brand our products as we would typically do.

Typically, revenues experience significant seasonal volatility in the jewelry industry.  The first two quarters of any given year typically represent approximately 15%-25% of total year revenues, based on historic results. The holiday buying season during the last two quarters of every year typically account for the remainder of annual sales.  As a result of having a weaker market condition in 2007, the last two quarters of 2007 were weaker than past holiday seasons.  However, our sales during the last two fiscal quarters of 2007, still accounted for approximately 56% of our total sales during 2007.

Cost of Sales

Cost of sales for the year ended December 31, 2007 was $1,226,561 an increase of $162,920, or 15%, from $1,063,641 for the year ended December 31, 2006.  The increase in cost of sales is attributable primarily to a write-down of inventory values incurred during 2007, to the lesser of cost or market value. During the year ended December 31, 2007, Diamond recorded a charge related to the write-down of certain inventory items amounting to approximately $284,000 to appropriately value amounts on hand at the lower of cost or market.  The inventory write-down was a result of the refinement of cost and quantity of on hand data attributable to the conversion of the Company’s books and records to new accounting software in the beginning of 2007.   Substantially all inventories consist of finished goods and are valued at the lower of cost or market.  Cost is determined using the weighted average method and average cost is recomputed after each inventory purchase or sale.

Diamond did not record any inventory write-down for the year ended December 31, 2006.

Gross Profit:

Gross profit as a percentage of revenue decreased from 46% for the year ended December 31, 2006 to 5% for the year ended December 31, 2007.  The decrease shown in the 2007 profit margin is primarily attributable to the aforementioned inventory write-down of approximately $284,000 realized in 2007.  The Company expects its gross profit to stabilize during the next twelve months.

OPERATING EXPENSES:
Year Ended December 31,		Increase / (Decrease)
2007	2006	$	%
	[Restated]
Selling Expenses	$392,793	$442,061	$(49,268)	(11%)

General and Administrative Expenses	1,095,549	316,493	779,056	246%

Total Operating Costs	1,488,342	758,554	729,788	96%

Net (Loss) Income	$(1,171,980)	$62,241	$(1,234,221)	(1,983%)

Selling and Marketing Expenses

Total selling expenses were $392,793 for the year ended December 31, 2007, which was approximately an 11% decrease from $442,061 of total selling expenses for the year ended December 31, 2006.  Selling expenses include advertising, trade show expenses and selling commissions. The reduction in selling expenses for the 2007 year is attributable to generally more favorable costs associated with similar advertising campaigns and trade show participation, coupled with a general reduction in commission-based salespeople.  Additionally, we spent significant amount of capital on the “going public” process during 2007, which also impacted our marketing budget and resources.

General and Administrative Expenses

General and administrative expenses were $1,095,549 for the year ended December 31, 2007 versus $316,493 for the year ended December 31, 2006.  The increase in general & administrative expenses is due primarily to professional fees and the hiring of staff associated with the “going-public” process. In the beginning of 2007, Diamond entered into a reverse merger transaction with a publicly traded company.  However, the merger was not successful and it was terminated at the end of 2007. Even though the merger was terminated, we incurred significant costs of approximately $600,000, which were associated with this merger in consulting, salaries and professional fees.  If and when, we become a public company, we expect a significant increase in professional fees associated with the financial reporting mandated by the Securities and Exchange Commission.  However, we do not expect them to be as significant as those experienced in 2007.

Other Expense

Other Expense is comprised primarily of interest incurred on bank lines of credit, corporate credit cards, term loans and capital leases in connection with operations related to manufacturing and indirect operating expenses.  The increased costs are attributable to additional financing required to supplement working capital needs as prompted by the decline in sales volume during the 2007 year.

Income Tax Provision (Benefit)

The Company reported an income tax benefit of $331,642 for the year ended December 31, 2007 as compared to a tax provision of $34,953 for the year ended December 31, 2006.  The tax benefit in 2007 is primarily attributable to the increased net operating loss carry-forwards incurred during the 2007 year, which management believes are more likely than not to be realized.

Net Loss

The Company incurred a net loss of $1,171,980 for the year ended December 31, 2007 versus a net income of $62,241 for the year ended December 31, 2006.  The net loss is primarily attributable to a significant increase in costs associated with the terminated reverse merger transaction, which lead to increased costs relating to legal support, accounting services, and consulting services.  Furthermore, we recorded a charge for the write-down in carrying values of certain inventory items.

Liquidity and Capital Resources

Bank Lines of Credit and Notes Payable

Diamond’s indebtedness is comprised of various bank credit lines, term loans, capital leases and credit cards intended to provide capital for the ongoing manufacturing of its jewelry line, in advance of receipt of the payment from its retail distributors.  As of December 31, 2007, Diamond had 2 outstanding term loans.  One of loans is for $150,000 with Columbia Bank, which is payable in monthly installments and matures in May of 2009.  The note bears an annual interest rate of 7.25% and as of December 31, 2007, there was an outstanding balance of $70,833.  Diamond also has a $300,000 term loan with JPMorgan Chase, which is payable in monthly installments and matures in May 2011.  The note bears an annual interest rate of 7.96% and as of December 31, 2007 there was an outstanding balance of $216,422.  Both of these notes are collateralized by the assets of the Company as well as a personal guarantee by the Company’s CEO, Berge Abajian.

In addition to the notes payable, Diamond utilizes bank lines of credit to support working capital needs.  As of December 31, 2007, Diamond had 2 lines of credit.  One bank line of credit is for $700,000 with Columbia Bank and requires minimum monthly payment of interest only.  The interest is calculated at the bank’s prime rate plus 0.75%.  As of December 31, 2007, Diamond has an outstanding balance of $699,999 at an effective annual interest rate of 8%.  Additionally, Diamond has a bank line of credit of $55,000 with JPMorgan Chase Bank, which also requires a monthly payment of interest only.  The interest rate is calculated at the bank’s prime rate plus 0.75%.  As of December 31, 2007, Diamond has an outstanding balance of $48,293 at an effective annual interest rate of 8%.  Each credit line renews annually and is collateralized by the assets of the Company as well as a personal guarantee by the Company’s CEO, Berge Abajian.  Pursuant to the terms of Diamond’s lines of credit, it is required to maintain certain financial ratios which we were in compliance with as of December 31, 2007.

In addition to the bank lines of credit and term loans, Diamond has a number of various unsecured credit cards totaling $111,400 in available credit.  These credit cards require minimal monthly payments of interest only and as of December 31, 2007 have interest rates ranging from 8.24% to 29.49%.  As of December 31, 2007, Diamond has outstanding balances of $105,329.  As of December 31, 2007, Diamond had approximately $13,000 of available credit under these facilities.

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is to efficiently manage the production of our jewelry lines and successfully develop new lines through our Company or through possible acquisitions and/or mergers. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

Over the next twelve months we believe that our existing capital combined with cash flow from operations will be sufficient to sustain our current operations.  However, in the event we locate potential acquisitions and/or mergers we will most likely require additional financing.

Summary of product and research and development that we will perform for the term of our plan.

We are not anticipating significant research and development expenditures in the near future.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment; as such items are not required by us at this time.

Significant changes in the number of employees.

We currently have 4 full-time employees and 2 part-time employees.  Of Diamond’s current employees, 1 is sales and marketing personnel, 1 is manufacturing and 2 hold administrative and executive positions.  None of our employees are subject to any collective bargaining agreements.  We do not anticipate a significant change in the number of full time employees over the next 12 months.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Critical Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. Preparing financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Our critical accounting policies are as follows:

Accounts Receivable.  Management periodically performs a detailed review of amounts due from customers to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  Fine jewelry is sold to retail outlets throughout the United States.  For the year ended December 31, 2007, accounts receivable were substantially comprised of balance due from retailers.  As of December 31, 2007 and 2006, the Company recorded an allowance for doubtful accounts of approximately $0 and $36,000, respectively.  Further, for the years ended December 31, 2007 and 2006, there were no bad debt write-off’s.

 Long-Lived Assets.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived tangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is determined to be impaired, the loss is measures by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.  As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.  For the years ended December 31, 2007 and 2006, there was no impairment charge recorded within   the Statements of Operations for long-lived tangible assets subject to depreciation or amortization as management estimated there were no events or changes in circumstances in the carrying amount of those assets in accordance with the prescribed guidance of SFAS No. 144.

Revenue Recognition. The Company’s management recognizes revenue when realized or realizable and earned.  In connection with revenue recorded, the Company establishes a sales returns and allowances reserve for anticipated merchandise to be returned.  The estimated percentage of sales to be returned is based on the Company’s historical experience of returned merchandise as prescribed by promulgated accounting principles. Also, management calculates an estimated gross profit margin on returned merchandise deriving a cost for the anticipated returned merchandise also based on the Company’s historical operations.

The Company’s sole revenue producing activity as a manufacturer and distributor of upscale jewelry is affected by movement in fashion trends and customer desire for new designs, varying economic conditions affecting consumer spending and changing product demand by retailers affecting their desired inventory levels.

Therefore, management’s estimation process for merchandise returns can result in actual amounts differing from those estimates.  This estimation process is susceptible to variation and uncertainty due to the challenges faced by management to comprehensively discern all conditions affecting future merchandise returns whether prompted by fashion, the economy or customer relationships.  Ultimately, management believes historical factors provide the best indicator of future conditions based on the Company’s responsiveness to changes in fashion trends, the cyclical nature of the economy in conjunction with the number of years in business and consistency and longevity of its customer mix.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115," which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. We are currently evaluating the effects, if any, that SFAS 141(R) may have on our financial statements and believe it could have a significant impact if business combinations are consummated.  However, the effect of which is indeterminable as of December 31, 2007.

In December 2007, the FASB issued Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We are currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of our results of operations.

In March 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The company is currently evaluating the impact of adopting SFAS. No. 161 on its financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the board of directors.  Currently, Diamond only has one executive officer and director.

Name	Age	Position
Berge Abajian	47	Chief Executive Officer, President and Sole Director
Alfred Sirica	46	Chief Financial Officer

Duties, Responsibilities and Experience

Berge Abajian comes from a family background in jewelry manufacturing.  The Abajian family started manufacturing jewelry in the 1930’s and Berge entered into the industry as a manufacturer in 1980.    From 1980 to 1983, Mr. Abajian served as the Secretary and Treasurer of Pyramid Jewelry, a jewelry manufacturing company.  Mr. Abajian established operations of Diamond Information Institute in 1995 and started his “Bergio” brand label over ten years ago.  Currently, Mr. Abajian is the chief executive officer, president and sole director of Diamond.  The Bergio line was one of the first to introduce yellow diamonds in jewelry and has continued to be on the cutting edge of jewelry trends.

In 2002, Mr. Abajian also began production of his Bergio Bridal Collection.  Mr. Abajian has a BS in Business Administration from Fairleigh Dickinson University and is well known and respected in the jewelry industry.  Since 2005, Mr. Abajian has served as the President of the East Coast branch of the Armenian Jewelry Association and has also served as a Board Member on MJSA (Manufacturing Jewelers and Suppliers of America), New York Jewelry Association, and the 2001-2002 Luxury Show.

Alfred Sirica has been working in accounting for over 20 years.  In 1984, Mr. Sirica graduated from St. John’s University with a degree in accounting and began working for Breiner & Bodian.  In 1988, Mr. Sirica left Breiner & Bodian to start his own firm of Sirica & Sirica, LLC where he is the managing partner.  In January 2008, Mr. Sirica agreed to assist Diamond Information Institute with its accounting functions and will oversee the quarterly reviews and annual audits of the Company.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Employment Agreements and Compensation

During the 2007 year, Diamond entered into employment agreements with its Chief Executive Officer, Berge Abajian, and its then President, Scott Wanstrath.  Both agreements were to not take effect until the Company had raised a significant amount of capital.  Subsequent to the year ended December 31, 2007, Mr. Wanstrath gave notice of his termination and Mr. Abajian agreed to terminate the employment agreement.  As of the date of this filing, the Company does not have any employment agreements in place.  The Company intends to draft a new employment agreement with Mr. Abajian after the registration statement has become effective and the Company has raised additional capital.

On January 20, 2008, Diamond authorized the issuance of 100,000 shares to Mr. Zareh Beylerian in conjunction with Mr. Beylerian being appointed to the Company’s Advisory Panel.  The shares were issued in advance for the 2008 fiscal year, in which Mr. Beylerian agreed to serve on Diamond’s Advisory Panel.  Nvair Beylerian is Zareh Beylerian’s wife and Mr. Beylerian elected to gift 50,000 shares of the 100,000 issued shares of Diamond’s common stock to her.

On February 21, 2008, Diamond cancelled 2,000,000 shares previously granted to Mr.  Ralph Amato and cancelled 200,000 shares previously granted to Mr. Scott Wanstrath.  The shares were cancelled as a result of both gentlemen no longer providing services to Diamond and as a result of not fulfilling the terms of their agreements.  Mr. Abajian also agreed to cancel 5,000,000 of his shares to reduce some of his ownership position in the Company.

Advisory Panel

On April 2, 2007, Diamond’s Board of Directors approved the establishment of an Advisory Panel to provide on-going advice to the Company’s officers.  Under the terms of the resolution adopting the panel, the Board of Directors agreed to issue 50,000 shares of common stock to each panel member as remuneration of their services.  During the year ended December 31, 2007, there were two members and Mr. Hagop Baghdadlian still remains on the panel.  Mr. Baghdadlian opened Hagop Baghdadlian LTD, in 1977 as a diamond dealer in New York City.  In 2003, Hagop Baghdadlian LTD merged with Cora Diamonds, Inc., a diamond manufacturer and Mr. Baghdadlian became President of Cora International, LLC.  Cora International has since become a leading manufacturer of fancy colored diamonds.

Subsequent to the year ended December 31, 2007, we appointed another member to the panel so that our panel again has two members.  Mr. Zareh Beylerian will serve on the Advisory Panel and has agreed to assist the Company’s officers.  Mr. Beylerian is an attorney with over 20 years of law experience.  Mr. Beylerian in 2004 decided to open his current firm of Beylerian & Associates, which handles general litigation and commercial matters, bankruptcy, personal injury, immigration, real estate, intellectual property and more.

Audit Committee

Currently, we do not have an Audit Committee.  At this time, the board of directors will perform the necessary functions of an Audit Committee, such as: recommending an independent registered public accounting firm to audit the annual financial statements; reviewing the independence of the independent registered public accounting firm; review of the financial statements and other required regulatory financial reporting; and reviewing management’s policies and procedures in connection with its internal control over financial reporting.

Additionally, we do not have a financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive and is not warranted at this point in time.  However, at such time the Company has the financial resources a financial expert will be hired

EXECUTIVE COMPENSATION

The following table sets forth the compensation of our executive officers for the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year Ended December 31,	Salary	Stock Awards (1)	Total
Berge Abajian, CEO	2007	$63,108	$50,000	$113,108
Scott Wanstrath, President	2007	$-0-	$250,000 (2)	$250,000
(1)	The amounts shown in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R.
(2)
The Company had agreed to issue 250,000 shares of its common stock pursuant to Mr. Wanstrath’s employment agreement.  The common shares issued were those held by the Company’s CEO. However, subsequent to the year ended December 31, 2007, Mr. Wanstrath gave notice of his resignation and the Company cancelled 200,000 shares as a result of the agreement not being completed to its full term.

Employment Agreement

Diamond currently does not have any employment agreements in place.  During 2007, Mr. Abajian had executed an employment agreement and an addendum stating the previously executed employment agreement would not take effect until the Company had received private equity financing.  Subsequent to the year ended December 31, 2007, Mr. Abajian cancelled the agreement and will draft a new employment agreement after the registration statement has become effective and the Company has raised additional capital.

Compensation Committee

We currently do not have a compensation committee on the board of directors.  Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants, and employees, including stock compensation.

Equity Awards

Our sole officer and director was also the founder of Diamond and therefore originally owned a total of 15,000,000 shares of our common stock.  Subsequent to the year ended December 31, 2007, Mr. Abajian agreed to cancel 5,000,000 shares owned by him.  As of the date of this filing, he currently owns 10,100,000 shares.  The additional 100,000 shares owned by Mr. Abajian were issued as compensation for serving on our Board of Directors for the 2007 year and in advance for the 2008 fiscal year.  None of the shares owned by Mr. Abajian have any registration rights attached to them.

Director Compensation and Other Arrangements

Diamond has agreed to issue 50,000 shares per year as compensation to our board of directors and members of our advisory panel.  We anticipate in the future, once additional members are added to the board of directors, that the Company will reimburse all directors for expenses when attending board or committee meetings.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person associated with the Company which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on July 2, 2008, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 11,443,100 shares of common stock outstanding as of July 2, 2008.  The percentage of beneficial ownership after the exercise of warrants is based on 12,018,100 shares of common stock outstanding assuming the issuance 575,000 shares of common stock that may be issued upon exercise of warrants held by selling security holders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after July 2, 2008 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Name of Beneficial Owner, Officer or Director (1)	Number of Shares	Percent Before Exercise of Warrants (2)	Percent After Exercise of Warrants (2)(3)
Berge Abajian, Chief Executive Officer	10,100,000	88.2%	84.0%
Alfred Sirica, Chief Financial Officer (4)	16,667	0.1%	0.1%
Directors and Officers as a Group	10,116,667	88.4%	84.1%
(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each person is care of the Company.

(2)
Figures are rounded to the nearest tenth of a percent.  The percentage of beneficial ownership is based on 11,443,100 shares of common stock, which does not include the exercise of any warrants currently held by selling security holders.

(3)
The percentage of beneficial ownership is based on 12,018,100 shares of common stock outstanding assuming the issuance of 575,000 shares of common stock that may be issued upon exercise of warrants held by current selling security holders.

(4)	Mr. Sirica agreed to become the Chief Financial Officer for the Company subsequent to December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Diamond receives advances from time to time from its CEO, Berge Abajian based upon cash flow needs.  As of December 31, 2007 and 2006, $90,289 and $25,080 was due to Mr. Abajian, respectively.  Repayment and interest terms have not been established at this point in time and therefore the amount has been classified as a current liability.

In addition, Diamond hired an information technology company, Advanced Integrated Solutions, Inc. to provide consultation and technical support related to certain software applications and technology infrastructure.  The information technology company is owned by Mr. Hagop Beledankian, who is also a shareholder of the Company but has a total ownership of less than 1%.  Although, Advanced Integrated Solutions is managed by a shareholder of the Company, Diamond believes the terms for the services performed by Advanced Integrated Solutions, were not more favorable than they would have been if performed by an arms-length service provider.  During the year ended December 31, 2007, we issued 100,000 shares to this information technology company in connection with services rendered and for future services to be performed.  At the time of the 100,000 shares being issued, approximately $55,000 was to satisfy previous account payable balances and approximately $45,000 was for future services to be rendered.  As of December 31, 2007, the remaining portion of common stock issued for future services totaled approximately $14,000.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Diamond Information Institute, Inc. d/b/a Designs by Bergio
Fairfield, NJ

We have audited the accompanying balance sheets of Diamond Information Institute, Inc. d/b/a Designs by Bergio (the "Company") as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Information Institute, Inc. d/b/a Designs by Bergio as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3 to the financial statements, the 2006 financial statements have been restated for technical correction of an error in the application of an accounting principle related to revenue recognition.

   /s/ Moore Stephens, P.C.
MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
March 25, 2008

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	[Unaudited]

Assets:
Current Assets:
Accounts Receivable – Net	529,822	692,619
Inventory	1,350,483	1,333,752
Prepaid Expenses	18,098	48,618

Total Current Assets	1,898,403	2,074,989

Property and Equipment - Net	207,282	222,715

Other Assets:
Investment in Unconsolidated Affiliate	5,000	5,000

Total Assets	$2,110,685	$2,302,704

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	[Unaudited]

Liabilities and Stockholders' Equity:
Current Liabilities:
Cash Overdraft	$76,234	$48,144
Accounts Payable and Accrued Expenses	206,326	389,798
Bank Lines of Credit - Net	896,076	853,621
Current Maturities of Notes Payable	113,022	110,088
Current Maturities of Capital Lease	19,474	19,060
Advances from Stockholder - Net	138,618	90,289
Sales Returns and Allowances Reserve	11,340	24,726
Deferred Tax Liabilities	4,654	13,812

Total Current Liabilities	1,465,744	1,549,538

Long-Term Liabilities
Notes Payable	143,438	177,167
Capital Lease	55,945	60,924
Deferred Tax Liabilities	21,617	78,672

Total Long-Term Liabilities	221,000	316,763

Commitments and Contingencies	-	-

Stockholders' Equity
Common Stock - $.001 Par Value, 25,000,000 Shares Authorized, 11,284,350 and 18,075,000
Shares Issued and Outstanding as of March 31,
2008 and December 31, 2007, respectively	11,285	18,075
Additional Paid-In Capital	1,166,315	825,175
Stock Subscription Receivable	(400)	-
Accumulated Deficit	(753,259)	(392,540)
Deferred Compensation	-	(14,307)

Total Stockholders' Equity	423,941	436,403

Total Liabilities and Stockholders' Equity	$2,110,685	$2,302,704

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
STATEMENTS OF OPERATIONS

	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	[Unaudited]	[Unaudited]		[Restated]
		[Restated]

Net Sales	$280,164	$29,710	$1,296,585	$1,974,008

Cost of Sales	135,113	19,203	1,226,561	1,063,641

Gross Profit	145,051	10,507	70,024	910,367

Selling Expenses	63,024	121,231	392,793	442,061

General and Administrative Expenses	471,688	185,426	1,095,549	316,493

Total Operating Expenses	534,712	306,657	1,488,342	758,554

[Loss] Income from Operations	(389,661)	(296,150)	(1,418,318)	151,813

Other [Expense] - Net	(32,606)	(19,685)	(85,304)	(54,619)

[Loss] Income Before Income Tax [Benefit] Provision	(422,267)	(315,835)	(1,503,622)	97,194

Income Tax [Benefit] Provision	(61,548)	(103,925)	(331,642)	34,953

Net [Loss] Income	$(360,719)	$(211,910)	$(1,171,980)	$62,241

Net [Loss] Income Per Share - Basic and Diluted	$(0.02)	$(0.01)	$(0.07)	$0.00

Weighted Average Common Shares Outstanding	15,154,721	17,250,000	17,790,890	17,250,000

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

					Retained
			Additional		Earnings/		Total
	Common Stock		Paid-In	Stock Subscription	[Accumulated	Deferred	Stockholders'
Description	Shares	Par Value	Capital	Receivable	Deficit]	Compensation	Equity

Balance as of January 1, 2006	17,250,000	17,250	1,000	-	717,199	-	735,449

Net Income, As Restated	-	-	-	-	62,241	-	62,241

Balance as of December 31, 2006 [Restated]	17,250,000	17,250	1,000	-	779,440	-	797,690

Private Placement Offering of
Common Stock	425,000	425	424,575	-	-	-	425,000

Share-Based Compensation	150,000	150	149,850	-	-	-	150,000

Issuance of Common Stock in
Exchange for Debt Conversions and Services
To be Rendered	250,000	250	249,750	-	-	(44,307)	205,693

Amortization of Deferred Compensation

in Connection with Services Rendered	-	-	-	-	-	30,000	30,000

Net [Loss]	-	-	-	-	(1,171,980)	-	(1,171,980)

Balance as of December 31, 2007	18,075,000	18,075	825,175	-	(392,540)	(14,307)	436,403

Cancellation of Common Stock Outstanding	(7,200,000)	(7,200)	7,200	-	-	-	-

Share-Based Compensation	258,750	259	183,491	-	-	-	183,750

Amortization of Deferred Compensation
in Connection with Services Rendered	-	-	-	-	-	14,307	14,307

Common Stock Issued for Professional Services	150,000	150	149,850	-	-	-	150,000

Private Placement Offering of Common Stock	600	1	599	(400)	-	-	200

Net [Loss]	-	-	-	-	(360,719)	-	(360,719)

Balance as of March 31, 2008	11,284,350	$11,285	$1,166,315	$(400)	$(753,259)	$-	$423,941

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
STATEMENTS OF CASH FLOWS

	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	[Unaudited]	[Unaudited]		[Restated]
		[Restated]

Operating Activities
Net [Loss] Income	$(360,719)	$(211,910)	$(1,171,980)	$62,241
Adjustments to Reconcile Net [Loss]
Income to Net Cash [Used in ] Operating Activities:
Sales Returns and Allowance Reserve	(13,386)	18,889	(17,450)	42,176
Depreciation and Amortization	15,433	13,626	55,020	26,208
Share-Based Compensation	183,750	-	150,000	-
Services Rendered for Common Stock	150,000	-	-	-
Amortization of Deferred Compensation	14,307	-	30,000	-
Deferred Tax [Benefit] Provision	(66,213)	(106,042)	(275,126)	34,257
Allowance of Doubtful Accounts	-	-	(36,250)	21,250

Changes in Assets and Liabilities
[Increase] Decrease in:
Accounts Receivable	162,797	356,879	466,234	(335,318)
Inventories	(16,731)	(192,130)	272	(7,364)
Prepaid Expenses	30,520	4,007	(6,425)	(21,333)

Increase [Decrease] in:
Accounts Payable and Accrued Expenses	(183,472)	(41,101)	183,067	30,121

Total Adjustments	277,005	54,128	549,342	(210,003)

Net Cash - Operating Activities	(83,714)	(157,782)	(622,638)	(147,762)

Investing Activities:
Capital Expenditures	-	(50,692)	(51,542)	(90,758)

Financing Activities:
Cash Overdraft	28,090	563	48,144	-
Advances [Repayments] under Lines of Credit – Net	42,455	(21,478)	204,488	-
Proceeds from Notes Payable	-	190,663	-	450,000
Repayments of Notes Payable	(30,795)	-	(99,678)	(221,210)
Advances from Stockholder - Net	48,329	(1,382)	65,209	1,041
Repayments of Capital Leases	(4,565)	(2,359)	(11,450)	(4,567)

Proceeds from Private Placement Offering of Common Stock	200	-	425,000	-

Net Cash - Financing Activities	83,714	166,007	631,713	225,264

Net [Decrease] in Cash	-	(42,467)	(42,467)	(13,256)

Cash - Beginning of Periods	-	42,467	42,467	55,723

Cash - End of Periods	$-	$-	$-	$42,467

	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	[Unaudited]	[Unaudited]		[Restated]
		[Restated]

Supplemental Disclosures of Cash Flow Information:
Cash Paid during the years for:
Interest	$34,000	$13,000	$119,000	$57,000
Income Taxes	$5,000	$2,000	$2,000	$700

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
During 2007, the Company issued 250,000 shares of common stock to vendors totaling $250,000.  These shares were issued as consideration for payment of accounts payable balances and pre-payments for services to be rendered.

During 2007 and 2006, the Company entered into certain capital leases for the purchase of equipment having an aggregate net present value of $40,000 and $56,000, respectively.

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS

[1] Nature of Operations

Diamond Information Institute Inc. d/b/a Designs by Bergio [the "Company"] is engaged in the product design, manufacturing, distribution of fine jewelry throughout the United States and is headquartered from its corporate office in Fairfield, New Jersey.  Based on the nature of operations, the Company's sales cycle experiences significant seasonal volatility with the first two quarters of the year representing 15% - 25% of annual sales and the remaining two quarters representing the remaining portion of annual sales.

[2] Summary of Significant Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid instruments with a maturity of three months or less when purchased.  The Company did not have any cash equivalents on hand at December 31, 2007 and 2006.

Accounts Receivable - Fine jewelry is sold to retail outlets throughout the United States. For the year ended December 31, 2007 and 2006, accounts receivable were substantially comprised of balances due from retailers. As of December 31, 2007 and 2006, allowance for doubtful accounts of $-0- and approximately $36,000 have been recorded.

Inventory - Substantially all inventory consists primarily of finished goods and is valued at the lower of cost or market. Cost is determined using the weighted average method and average cost is recomputed after each inventory purchase or sale.

During the year ended December 31, 2007, the Company recorded an inventory adjustment of approximately $284,000 to more appropriately value amounts on hand at the lower of cost or market.  The inventory adjustment was prompted by the refinement of cost and quantity on hand data attributable to the conversion of the Company's books and records to new accounting software in early 2007.  Subsequent to implementation of the new accounting system, cost and quantity on hand data was refined as the Company discovered product data was not properly defined for importing into the new accounting module.  These data conversion complications were attributable to product information not established on a more disaggregated basis for proper recognition by the accounting module.  In other words, products offered with varying metal and stone qualities were not enumerated as needed, resulting in erroneous price averaging or improper quantities on hand, as product counts were not performed prior to data conversion.

As management's sophistication for use of the accounting software increased, these discrepancies were discovered and corrected through greater specification of the product type in the accounting module and revision of unit costs by comparing to original purchasing documents or physical count of on hand quantities.  These corrective efforts prompted the aforementioned inventory adjustment.  There was no inventory adjustment during the year ended December 31, 2006.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #2

[2] Summary of Significant Accounting Policies [Continued]

Concentrations of Credit Risk – Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivables.  The Company places its cash and cash equivalents with high credit quality financial institutions.  The Company, from time to time, maintains balances in financial institutions beyond the insured amounts.  As of December 31, 2007 and 2006, the Company $-0- and $13,000 of cash balances beyond the federally insured amounts.

Concentrations of credit risk with respect to accounts receivable is limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographical areas.  As is characteristic of the Company's business and of the jewelry industry generally, the Company extends its customers seasonal credit terms which results in the Company carrying its customer's receivables for relatively long periods, exposing the Company to credit risk associated with non-payment by this customer. The carrying amount of receivables approximates fair value. The Company routinely assesses the financial strength of its customers and based upon the factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence believes that its accounts receivable credit risk exposure beyond the allowance for doubtful accounts is limited.  The Company does not require collateral to support these financial instruments.

For the year ended December 31, 2007, one customer had 13%, or approximately $90,000 of gross accounts receivable outstanding.  For the year ended December 31, 2006, no customer exceeded 10% of sales or accounts receivable.

Property and Equipment and Depreciation - Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over estimated useful lives ranging from five (5) to seven (7) years.

Expenditures for repairs and maintenance are charged to expense as incurred whereas expenditures for renewals and improvements that extend the useful life of the assets are capitalized.  Upon the sale or retirement, the cost and the related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported within the Statements of Operations in the year of disposal.

Long-Lived Assets - In accordance with Statement of Financial Accounting Standards ["SFAS"] No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived tangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset over it's fair value as determined by an estimate of discounted future cash flows.  For the years ended December 31, 2007 and 2006, no impairment charge was recorded within the Statement of Operations based on management's estimate of no events or changes in circumstances in the carrying amount of those assets in accordance with the prescribed guidance of SFAS No. 144.

Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #3

[2] Summary of Significant Accounting Policies [Continued]

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet.  The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.  In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time.  For certain instruments, including cash, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.  The fair value of furniture, fixtures and equipment is estimated to approximate their net book value.  The fair value of debt obligations as recorded approximates their fair values due to the variable rate of interest associated with these underlying obligations.

Investments in Unconsolidated Affiliates - Investments in unconsolidated affiliates, jointly owned companies and other investees in which the Company owns 20% to 50% interest or otherwise exercises significant influence are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.  Investments in unconsolidated affiliates, in which the Company owns less than 20% or otherwise does not exercise significant influence, are stated at cost.  At December 31, 2007 and 2006, the Company had an investment in which, the Company owned less than 1% interest in an unconsolidated affiliate and therefore the investment is carried at cost

Revenue Recognition - Revenue is recognized upon the shipment of products to customers with the price to the buyer being fixed and determinable and collectibility reasonably assured.  The Company maintains a reserve for potential product returns based on historical experience.

Warranty Costs - The Company maintains a reserve for costs that it estimates will be needed to cover future product warranty obligations for products sold during the year. This estimate is based upon the Company's historical experience as well as current production techniques.  Historically, these costs have been immaterial.

Share-Based Compensation - The Company does not currently sponsor stock option plans or restricted stock awards plans.  However, on January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), "Share-Based Payment" using the modified prospective method. SFAS No. 123(R) requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective  method of adopting SFAS No. 123(R), the Company recognized compensation cost for all share-based payments granted after January 1, 2006, plus any awards granted to employees prior to January 1, 2006 that remain unvested at that time. Under this method of adoption, no restatement of prior periods is made.

The Company applies the fair value provisions of SFAS No. 123(R), to issuance of non-employee equity instruments at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in EITF 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

During 2007, the Company issued 150,000 shares of restricted common stock to employees at a fair value of $1 and recognized the cost of this compensation ratably over a service term of one year.  Also, the Company issued approximately 45,000 shares of common stock to non-employees for services rendered of which, $30,000 worth of those shares were expensed in 2007.  The fair value of both shares issuances were measured based upon other arms length transactions entered into for which, common stock was issued at $1 per share. For the year ended December 31, 2006, no share-based compensation was recognized.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #4

[2] Summary of Significant Accounting Policies [Continued]

Advertising and Promotional Costs - Advertising and promotional costs are expensed as incurred and are recorded as part of Selling Expenses in the Statement of Operations.  The total cost was approximately $151,000 and $178,000 for the years ended December 31, 2007 and 2006, respectively.

During the year, the Company prepays costs associated with trade shows which, are recorded as Prepaid Expenses in the Balance Sheet and are charged to the Statement of Operations upon the trade shows being conducted.  As of December 31, 2007, approximately $49,000 of prepaid trade show expenses have been recorded.

Income Taxes - The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes."  Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

On January 1, 2007, we adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109", which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.  The adoption of FIN 48 did not have a material impact on our financial statements.

Basic and Diluted Loss Per Share - Basic earnings per share includes no dilution and is computed by dividing earnings  available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflect the potential dilution of securities that could occur through the effect of common shares issuable upon the exercise of stock options, warrants and convertible securities.  For the years ended December 31, 2007 and 2006, potential common shares amount to 425,000 shares under its Class A purchase warrants and have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

Reclassifications - Certain prior year amounts have been reclassified to conform to current interim period presentation.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #5

[3] Restatement of Financial Statements

The Company restated its initially reported annual 2006 financial statements to correct for deficiencies related to the recognition of a sales returns and allowances reserve in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 48, "Revenue Recognition When Right of Return Exists." The Company did not previously employ a policy sufficient to comply with the provisions of SFAS No. 48 and as a result, required establishment of a reserve based on the significance of returns applicable to the prior period to ensure matching of sales returns to the period the sales were consummated.

The net effect of the restatement for the 2006 annual period, was to reduce sales and cost of sales by approximately $150,000 and $108,000, respectively.  In addition, previously reported net income was reduced by approximately $42,000 from $104,000 to $62,000 and is reflected in both the Statement of Operations and Statement of Stockholders' Equity.  Also, the Statement of Cash Flows reflects the reduction of net income and the adjustment to reconcile operating activities for the recognition of the sales returns and allowances reserve.

[4] Property and Equipment

Property and equipment and accumulated depreciation and amortization are as follows:

December 31,
2007

Selling Equipment	$56,000
Office and Equipment	242,271
Leasehold Improvements	7,781
Furniture and Fixtures	18,487

Total – At Cost	324,539
Less: Accumulated Depreciation and Amortization	101,824

Property and Equipment - Net	$222,715

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was approximately $55,000 and $26,000, respectively.

[5] Notes Payable

December 31,
2007

Notes payable due in equal monthly installments, over 36 months, maturing through May 2009 at interest rates of 7.25%. The notes are collateralized by the assets of the Company.	$70,833

Notes payable due in equal monthly installments, over 60 months, maturing through May 2011 at interest rates of 7.96%. The notes are collateralized by the assets of the Company.	216,422

Total	287,255
Less: Current Maturities Included in Current Liabilities	110,088

Total Long-Term Portion of Debt	$177,167

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #6

[5] Notes Payable [Continued]

Maturities of long-term debt is as follows:
Years ended
December 31,
2008	$110,100
2009	80,700
2010	67,500
2011	28,900
2012	--
Thereafter	--

Total	$287,200

[6] Bank Lines of Credit

During 2007, the Company refinanced its existing credit facilities and notes payable with  various other financial institutions.  A summary of these credit facilities is as follows:

December 31,
2007

Credit Line of $700,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2007, the interest rate was 8.00%. The Credit Line renews annually in May 2008 and is collateralized by the assets of the Company.	699,999

Credit Line of $55,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2007, the interest rate was 8.00%. The Credit Line renews annually in July 2008 and is collateralized by the assets of the Company.	48,293

Various unsecured Credit Cards of $111,400 and $250,000, minimum payment of principal and interest are due monthly at the credit card's annual interest rate. At December 31, 2007, the interest rates ranged from 8.24% to 29.49%.	105,329

Total Bank Lines of Credit	$853,621

The Company's CEO and majority shareholder, also serves as a guarantor of the Company's debt.

The Company had approximately $13,000 available under the various credit facilities at December 31, 2007.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #7

[7] Equipment Held Under Capital Leases

During 2007 and 2006, the Company entered into capital leases for the purchase of equipment.  The Company's equipment held under the capital lease obligations as of December 31, 2007 is summarized as follows:

Showroom Equipment	$96,000
Less: Accumulated Amortization	16,533

Equipment Held under Capitalized Lease Obligations - Net	$79,467

During 2007 and 2006, the Company recorded amortization of approximately $12,000 and $5,000 related to the equipment held under capital leases, respectively.

As of December 31, 2007, the future minimum lease payments under the capital leases are as follows:

2008	26,432
2009	26,432
2010	26,432
2011	17,405
2012	--
Thereafter	--

Total	96,701
Less: Amount Representing Imputed Interest	(16,717)

Present Value of Net Minimum Capital Lease Payments	79,984
Current Portion of Capitalized Lease Obligations	19,060

Non Current Portion of Capitalized Lease Obligations	$60,924

During 2007 and 2006, interest expense related to the capital leases was approximately $1,300 and $2,400, respectively.

[8] Income Taxes

The income tax [benefit] provision for the years ended December 31, are as follows:

	December 31,
	2007	2006
Current:
Federal	$--	$--
State	2,117	696

Totals	2,117	696

Deferred:
Federal	(222,506)	22,979
State	(111,253)	11,278

Totals	(333,759)	34,257

Totals	$(331,642)	$34,953

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #8

[8] Income Taxes [Continued]

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	2007	2006
U.S. Statutory Rate	15.00%	15.00%
State Income Taxes [Net of Federal Benefit]	7.50%	7.50%
Per Market Differences and Other	--%	13.46%

Effective rate	22.50%	35.96%

Deferred income tax [assets] liabilities at December 31 2007, is as follows:

2007
Deferred Income Tax Assets:
Net Operating Loss Carry-forward	$(301,900)
Differences in Income Tax to Financial Reporting Accounting Method	(88,316)

Totals	(390,216)

Deferred Income Tax Liabilities:
Property, Plant and Equipment	$14,388
Differences in Income Tax to Financial Reporting Accounting Method	468,312

Totals	482,700

Total Deferred Taxes	$92,484

The Company has recorded a deferred income tax benefit of approximately $334,000 reflecting a benefit of approximately $271,200 for net operating loss carryforwards and $66,000 for differences related to the varying accounting method from income taxes to external financial reporting along with expenses of approximately $3,200 for depreciation and amortization.  The deferred tax component, Differences in Income Tax to Financial Reporting Accounting Method , represents temporary timing differences of accrual based assets and liabilities.  Namely, accounts receivable, inventory, prepaid expenses, accounts payable and accrued expenses due to the Company's recognition of its income tax reporting on a cash basis while, the financial statements are recognized on an accrual basis.

In 2008, management will voluntarily elect a change in its income tax accounting to the accrual basis in accordance with Section 481 (a) of the Internal Revenue Code (the "IRC").  In management's opinion, based on provisions of the IRC, a voluntary election to the accrual basis of tax reporting should not subject the Company to tax examinations for previous years that income tax returns have been filed and prompt an uncertain tax position in accordance with the Financial Accounting Standards Board Interpretation ["FIN"] No. 48, Accounting for Uncertainty in Income Taxes.  As a result, no contingent liability has been recorded for the anticipated change in tax reporting.  Further, the resulting tax liability has been offset against net operating losses previously incurred as it is considered ordinary income in accordance with provisions of the IRC.

At December 31, 2007, the Company had approximately $1,300,000 of federal net operating tax loss carry-forwards expiring at various dates through 2027.  The Tax Reform Act of 1986 enacted a complex set of rules which limits a company's ability to utilize net operating loss carry-forwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock which may be issued by us from time to time and the conversion of warrants, options or the result of other changes in ownership of our outstanding stock, the Company may experience an ownership change and consequently our utilization of net operating loss carry-forwards could be significantly limited.

Although realization is not assured and dependent upon things such as generating sufficient taxable income in future periods, management believes it is more likely than not that all of the deferred tax asset will be realized.  The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the future periods decline.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #9

[9] Stockholders' Equity

Articles of Incorporation Amendment and Stock Split - The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 25,000,000 shares of common stock at a par value of $.001 per share.  Over the course of 2007, the Company's Board of Directors ratified two forward stock splits. The first stock split, for 1.725 to 1 and the second for 10,000 to 1.

This resulted in common stock outstanding increasing from 1,000 to 17,250,000 which were all owned by the Company's founder and CEO.  The per share data for all periods presented has been retroactively adjusted due to each of the stock splits.

Subsequent to the forward stock splits, the Company's founder and CEO transferred 2,250,000 shares to the Company's President and an Advisory Panel member.  Upon resignation of the Company’s President and Advisory Panel Member in late 2007, the Company cancelled 2,200,000 of the shares previously issued.  These shares were cancelled in February 2008 - see footnote 13.

The per share data for all periods presented has been retroactively adjusted due to each of the stock splits.

Private Placement Offering - During the second quarter of 2007, the Company conducted a private placement offering (the "Offering") of its common stock to Accredited Investors in accordance with SEC regulations.  The offering was up to 40 units at $25,000 per unit or $1,000,000 in total.  Each unit was composed of 25,000 shares of common stock and 25,000 "Class A" common stock purchase warrants to purchase additional shares at $1.50 per share.

Through the aforementioned period, the Company issued 17 units or 425,000 shares resulting in total cash proceeds of $425,000.  Through December 31, 2007, no "Class A" purchase warrants were bought by the investors.

Debt Conversions - In April 2007, the Company entered into a Debt Conversion Agreement (the "Agreement") and issued 100,000 shares of common stock at $1 per share to a vendor as full satisfaction for accounts payable previously due and future services to be rendered.  Of the total $100,000 of common stock issued, $55,000 was to satisfy previous account payable balances and $45,000 was issued as consideration for future services to be rendered and is reflected in the Deferred Compensation caption of the stockholders' equity section of the Balance Sheet. The shares have a one year restriction from sale or offering.

In June 2007, the Company entered into a Debt Conversion Agreement (the "Agreement") and issued 150,000 shares of common stock at a fair market value of $1 per share to a vendor as full satisfaction of an accounts payable balance of $150,000.  The shares have a one year restriction from sale or offering and the Agreement allows for the vendor to purchase for a period of 60 months from the date of closing of this Agreement 150,000 "Class A" purchase warrants at $1.50 per share.  Through December 31, 2007, no "Class A" purchase warrants were bought by the vendor.

Of the total 250,000 shares issued in connection with debt conversions and future services to be rendered, 205,000 shares of common stock valued at $1 per share or $205,000 were in full satisfaction of prior debts outstanding while, 45,000 shares of common stock valued at $1 or $45,000 were issued in connection with future services to be rendered.  As of December 31, 2007, approximately $14,000 of Deferred Compensation remained unamortized in connection with the 45,000 shares previously issued.

Restricted Share Issuances - During 2007, the Board of Directors ratified issuance of 50,000 restricted shares of common stock to the Company's CEO, also serving as a director, as compensation for services rendered through December 31, 2007.  The Board of Directors also ratified issuance of 100,000 restricted shares of common stock to two of the Company's Advisory Panel Members as compensation for services rendered from January through December of 2007.

For the year ended December 31, 2007, the Company recorded $150,000 of stock based compensation expense and is reflected as part of General and Administrative expenses in the Statement of Operations.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #10

[10] Related Party Transactions

The Company receives advances from time to time from its stockholder based upon the Company's cash flow needs.  At December 31, 2007, $90,289 was due to the shareholder.  Repayment and interest terms have not been established and as a result the amount has been classified as a current liability.  In addition, the Company leased office space from the majority stockholder totaling $7,000 during 2006 which, is reflected in the General and Administrative Expenses caption of the Statement of Operations.

In 2007, the Company hired an information technology company to provide consultation and technical support related to certain software applications and technology infrastructure.  The information technology company is also a shareholder of the Company with a total ownership interest of less than 1%.  During 2007, common stock issued to this information technology company in connection with services rendered or, to be performed in future periods totaled $100,000 or 100,000 shares of common stock valued at $1 per share.  As of December 31, 2007, the remaining portion of common stock issued for future services totaled approximately $14,000 and is reflected in Deferred Compensation within the Stockholders' Equity section of the Balance Sheet.

[11] Commitment and Contingencies

Operating Leases - The Company leases certain office and manufacturing facilities and equipment. The lease agreements, which expire at various dates through 2011, are subject, in many cases, to renewal options and provide for the payment of taxes, and operating costs, such as insurance and maintenance.  Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs and property taxes.  All these leases are classified as operating leases.

Aggregate minimum annual rental payments under non-cancelable operating leases are as follows:

Years ended
December 31,
2008	$21,400
2009	21,400
2010	14,800
2011	600
2012	--
Thereafter	--

Total	$58,200

Rent expense for the Company's operating leases, including shareholder rent was approximately $26,000 and $27,000 for the years ended December 31, 2007 and 2006, respectively.

Litigation - The Company, in the normal course of business, is involved in certain legal matters for which it carries insurance, subject to certain exclusions and deductibles.  As of December 31, 2007 and through the date of issuance of these financial statements, there was no asserted or unasserted litigation, claims or assessments warranting recognition and/or disclosure in the financial statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #11

[12] Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115," which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. We are currently evaluating the effects, if any, that SFAS 141(R) may have on our financial statements and believe it could have a significant impact if business combinations are consummated.  However, the effect of which is indeterminable as of December 31, 2007.

In December 2007, the FASB issued Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We are currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of our results of operations.

In March 2008, the Financial Accounting Standards Board ["FASB"] issued FASB Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities."  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company is currently evaluating the impact of adopting SFAS No. 161 on its financial statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO
NOTES TO FINANCIAL STATEMENTS, Sheet #12

[13] Subsequent Events

In January 2008, two Advisory Panel members and a Board of Director member received restricted common stock for services to be rendered throughout 2008.  The two Advisory Panel members received 50,000 and 100,000 shares, respectively, valued at $1 per share or $150,000 while the Board of Director member received 50,000 shares valued at $1 per share or $50,000.  These shares will be charged to the Statement of Operations as share-based compensation expense ratably over the course of the year.

Also in January 2008, the Company issued 118,100 shares of restricted common stock valued at $1 per share or $118,100 to employees and individual investors.  Shares issued in connection with the Board of Director consent, are to be dispersed ratably over the first two quarters of 2008 as authorized in the consent.

In addition, to the aforementioned share issuances, the Company issued to its SEC counsel, 150,000 shares of restricted common stock at $1 per share or $150,000 for services previously rendered or anticipated to be performed.

In February 2008, certain stockholders of the Company with significant ownership, cancelled shares they owned for no consideration.  The share cancellation totaled 7,200,000 of shares preciously outstanding.

In 2008, the Company is seeking to register its common stock with the SEC through a Form S-1 filing (The "Registration Statement").  As of December 31, 2007, the Company had 18,075,000 shares of common stock outstanding and through the first quarter of 2008, issued and additional 409,350 shares as described in the aforementioned paragraphs.  As previously mentioned, the Company also cancelled 7,200,000 shares of its common stock.

Overall, this represents 11,343,100 shares of common stock outstanding in connection with the aforementioned Registration Statement of which, the Company is looking to exclude from registration all the shares beneficially owned by its CEO and sole director totaling 10,100,000, which have no registration rights associated with them.

This results in common stock held by current security holders to be registered of 1,243,100 along with 575,000 shares issuable upon the exercise of warrants also held by the security holders totaling 1,818,100 shares to be registered in connection with the Registration Statement.

[14] Unaudited Interim Statements

The financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary in order to make the interim financial statements not misleading have been made .  The results of the interim period are not necessarily indicative of the results to be obtained for a full year.

.   .   .   .   .   .   .   .   .   .

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

DEALER PROSPECTUS
DELIVERY OBLIGATION

Until _________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2008

DIAMOND INFORMATION INSTITUTE, INC.
TABLE OF CONTENTS

Prospectus Summary…
Summary of the Offering…
Summary Financial Information…
Risk Factors…
About This Prospectus…
Available Information…
Special Note Regarding Forward-Looking Information…
Use of Proceeds…
Selling Security Holders…
Plan of Distribution…
Description of Securities…
Interest of Named Experts and Counsel…
Disclosure of Commission Position on Indemnification for Securities Act Liabilities…
Description of Business…
Description of Property…
Legal Proceedings…
Market for Common Equity and Related Stockholder Matters…
Management’s Discussion and Analysis of Financial Condition and Results of Operations…
Changes in and Disagreements with Accountants…
Directors, Executive Officers, Promoters and Control Persons…
Executive Compensation…
Security Ownership of Beneficial Owners and Management…
Certain Relationships and Related Transactions

Audited Financial Statements
Report of Independent Registered Public Accounting Firm…
Balance Sheets…
Statement of Operations…
Statement of Stockholders’ Equity…
Statement of Cash Flows …
Notes to Financial Statements…

Page 1 2 3 4 9 9 10 11 11 14 18 20 20 21 25 25 25 27 37 37 39 40 41 F-1 F-2 F-4 F-5 F-7 F-9

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Certificate of Incorporation limiting such liability.

The Bylaws provide for indemnification of the directors, officers, and employees of Diamond Information Institute, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Diamond Information Institute, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by New Jersey law.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in Diamond Information Institute, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the distribution of the shares registered hereby.

SEC Registration Fee	$55.82
Accounting Fees and Expenses	$250,000
Legal Fees and Expenses (*)	$200,000
Printing Expenses	$0.00
Miscellaneous Expenses	$5,000

Total	$455,055.82
**Stoecklein Law Group has agreed to receive shares of our common stock as compensation for their services relating to this prospectus and its preparation.  The value shown above is estimate of the shares being issued at a value of $1.00 per share.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we issued and sold the following unregistered securities:

Issuances to Officers, Directors and Advisory Panel Members

During the year ended December 31, 2007, the Board of Directors ratified two forward splits, which resulted in the common stock outstanding increasing from 1,000 to 17,250,000 which were all owned by the Company’s founder, Chief Executive Officer and sole director, Mr. Berge Abajian.  Subsequent to the forward stock splits, the Company’s founder and CEO transferred 3,350,000 shares to then Company’s President and two members of the Advisory Panel for no consideration.

On June 6, 2007, the Company issued 50,000 restricted shares of our common stock to our CEO, Mr. Berge Abajian as compensation for services rendered through December 31, 2007.

On June 6, 2007, the Company issued 50,000 shares each to its two members then sitting on the Advisory Panel, Mr. Hagop Baghdadlian and Mr. Ralph Amato as compensation for their services rendered during the 2007 fiscal year.

On January 20, 2008, the Company authorized the issuance of 50,000 shares to its CEO, Mr. Abajian as compensation for future services for the 2008 year.

On January 20, 2008, the Company authorized the issuance of 50,000 shares to Mr. Baghdadlian as compensation for his services on the Advisory Panel for the 2008 year.

On January 20, 2008, the Company authorized a total issuance of 100,000 shares (50,000 each) of commons stock to Zareh and Nvair Beylerian as compensation for past and future services.

We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mssrs. Abajian, Baghdadlian and Beylerian, because of their position or affiliations with our company, were deemed to be an accredited investors, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

Private Placement

During the second quarter of 2007, the Company conducted a private placement offering of its common stock to Accredited Investors.  Pursuant to the offering, each unit contained 25,000 shares of our common stock and 25,000 “Class A” purchase warrants.  Each unit was sold for $25,000 and a total of 17 units or 425,000 shares were issued as a result of the offering.

We believe that the issuance and sale of the units was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D. The units were issued directly by us and did not involve a public offering or general solicitation. The recipients of the units were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the units, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment.  The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the units.

Debt Conversion

In April 2007, the Company entered into a Debt Conversion Agreement with Advanced Integrated Solutions, Inc. and issued 100,000 shares of common stock at $1 per share as satisfaction of services previously rendered and for future services to be rendered.

In June 2007, the Company entered into a Debt Conversion Agreement with Artinian Co., Ltd. and issued 150,000 shares of common stock at $1 per share as full satisfaction of services rendered.  In addition to the shares issued, the Company issued 150,000 “Class A’ warrants.

We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment.  The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Issuance of Warrants

As discussed above, we issued warrants to purchase a total of 425,000 shares of our common stock in conjunction with the private placement conducted during the second quarter of 2007.  The warrants are exercisable for 60 months from the close of the offering at an exercise price of $1.50 per share.

As discussed above, we issued warrants to purchase a total of 150,000 shares of our common stock pursuant to the Debt Conversion Agreement with Artinian Co., Ltd.  The warrants are exercisable for 60 months from the date of the Agreement at an exercise price of $1.50 per share.

We believe that the issuance of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D. The warrants were issued directly by us and did not involve a public offering or general solicitation. The recipients of the warrants were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the warrants, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment.  The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the warrants.

Issuances to Consultants and Employees

On January 20, 2008, the Company authorized the issuance of 150,000 shares of common stock to Stoecklein Law Group pursuant to its retainer agreement for legal services.

On January 20, 2008, the Company authorized a total issuance of 117,500 shares of common stock to employees of the Company as bonus compensation.

On April 28, 2008, the Company authorized the issuance of 100,000 shares of common stock to Stoecklein Law Group pursuant to its retainer agreement for legal services.

We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) / Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment.  The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Other Issuances

On January 20, 2008, the Company sold a total of 600 shares to 5 accredited investors for a total purchase price of $600.

We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) / Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment.  The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Stock Cancellations

On February 20, 2008, the Company cancelled a total of 7,200,000 shares of its common stock from its Chief Executive Officer, former President and former member of its Advisory Panel.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

A.           The undersigned registrant hereby undertakes to:

(1)           File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)           In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Fairfield, State of New Jersey on August 7, 2008.

DIAMOND INFORMATION INSTITUTE, INC.

By: /s/ Berge Abajian

       Berge Abajian, Chief Executive Officer

and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature                                                                Title                                           Date

/s/ Berge Abajian_______                                      CEO, Director                           August 7, 2008
Berge Abajian                                                        Principal Accounting Officer

/s/ Alfred Siricia                                                      Chief Financial Officer               August 7, 2008
Alfred Siricia

EXHIBIT INDEX

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)	Certificate of Incorporation, dated October 24, 1988	X
3(i)(b)	Certificate of Trade Name, dated January 31, 1997	X
3(i)(c)	Certificate of Amendment to the Certificate of Incorporation, dated May 31, 2007	X
3(ii)	Bylaws of Diamond Information Institute, Inc.	X
5	Opinion of Legal Counsel (Stoecklein Law Group) – Dated August 7 , 2008	X
10.1	Sample Subscription Agreement for the $25,000 unit offering	X
23.1	Consent of Moore Stephens, PC – Dated August 6 , 2008	X
23.2	Consent of Legal Counsel (Stoecklein Law Group) – Dated August 7 , 2008	X